Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

dated as of

October 28, 2022

by and between

Planet Jersey Buyer Ltd

and

VERISK ANALYTICS, INC.

TABLE OF CONTENTS

i

Exhibits

Exhibit A – Pre-Closing Restructuring Steps
Exhibit B − Form of Transition Services Agreement

Exhibit C – Class C Partnership Interest Term Sheet

v

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT (as it may be amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of October 28, 2022 by and between Planet Jersey Buyer Ltd, an entity organized under the laws of Jersey (“Buyer”), and Verisk Analytics, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the indirect owner of all of the issued and outstanding shares of capital stock or other equity interests and partnership interests, as applicable, of the Target Companies (the “Shares”) and the Target Subsidiaries;

WHEREAS, Buyer desires to purchase (and/or to cause its Affiliates to purchase), and Seller desires to sell or cause the sale to Buyer of, the Shares upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as partial consideration for the Shares, Topco will issue the Class C Partnership Interests to Seller; and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of Seller’s willingness to enter into this Agreement and the other Transaction Agreements to which it is a party, Buyer is delivering to Seller a guarantee of The Veritas Capital Fund VIII, L.P., a Delaware limited partnership (“Sponsor”), in favor of Seller with respect to the performance by Buyer of certain of its obligations hereunder, duly executed by Sponsor and dated as of the date hereof (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.   Definitions.

(a)   In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Principles” means (i) the accounting policies, principles and methodologies set forth on Section 1.01(a)(i) of the Seller Disclosure Schedule, (ii) to the extent consistent with the preceding clause (i) and only to the extent consistent with GAAP, the accounting principles, procedures and methodologies used in the preparation of the Financial Statements dated December 31, 2021 and (iii) to the extent not addressed in the preceding clauses (i) or (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii) and clause (ii) shall take precedence over clause (iii).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person; provided that, unless otherwise specified, from and after the Closing, none of the Companies shall be considered an Affiliate of Seller or any of Seller’s Affiliates, and none of Seller or any of its Affiliates shall be considered an Affiliate of any of the Companies. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled” and “under common control with” have correlative meanings under this Agreement. For purposes of this Agreement, a “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with any Person shall not be considered an “Affiliate” of such Person.

“Amended and Restated Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Topco to be entered into at the Closing by and among Sponsor, Seller and, if applicable the other parties thereto, which shall provide for the rights and obligations of the Class C Partnership Interests that are referenced herein and in Exhibit C attached hereto.

“Antitrust Laws” means the Sherman Act of 1980, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, applicable state antitrust laws, and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Law” means, with respect to any Person, all applicable transnational, domestic or foreign federal, state, provincial, local or municipal laws, rules, regulations, ordinances, directives, tariffs, statutes, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, any rules of any stock exchange on which the shares of any party (or its holding company) are listed and any binding order, decree, ruling or other legally enforceable requirement of any Governmental Authority having jurisdiction with respect to such Person and the published practice of any relevant Taxing Authority.

“Audited Carve Out Financials” means the audited balance sheet and the related audited statement of income of the Companies for the twelve month period ended December 31, 2021, to be delivered between the date hereof and the Closing in accordance with Section 5.20; provided that, for the avoidance of doubt, any balance sheet and related statement of income of the Companies for the twelve month period ended December 31, 2020 that is included in or with such Audited Carve Out Financials for comparative or reference purposes shall be unaudited.

“Business” means the business conducted by the Companies including supplying data, research, modeling, analysis, supply chain services, and advisory services on (or related to) the energy, power, natural resources, commodities, chemicals, renewables, energy transition, metals, and mining industries.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Liabilities” means any Liabilities (other than any Liabilities for or in respect of Taxes) of Seller and/or its Subsidiaries (including the Companies) to the extent primarily arising out of or resulting from the Business, or primarily related to any assets of the Business, in each case, whether arising prior to, at or after the Closing.

“Cash” means, with respect to any Person as of any time, the cash and cash equivalents (including marketable securities and short-term investments, but less an amount equal to any Tax that would be payable on the disposal of such marketable securities and short-term investments) held by such Person at such time, and including checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time (other than Restricted Cash); provided that (a) “Cash” shall be calculated net of issued but uncleared checks, ACH transactions and other wire transfers and drafts written or issued by or to any of the Companies and (b) to the extent any amount required to calculate Cash on the relevant calculation date is denominated in a currency other than U.S. dollars, such amount shall be translated into U.S. dollars using the exchange rate applicable to obligations payable in the relevant foreign currency published on the website OANDA.com on the applicable calculation date.

“CIR” means the provisions contained in Part 10 of, and Schedule 7A to, the UK Taxation (International and Other Provisions) Act 2010 and referred to as the “corporate interest restriction.”

“Class C Partnership Interests” means Class C Partnership Interests of Topco, which interests shall have the rights, terms and obligations set forth in Exhibit C attached hereto.

“Closing Cash” means the aggregate amount of Cash of the Companies as of the Reference Time; provided that, for the sake of clarity, “Closing Cash” shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Companies as of the Reference Time; provided that, for the sake of clarity, “Closing Indebtedness” shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that, for the sake of clarity, “Closing Net Working Capital” shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) if the Closing Net Working Capital is greater than $(58,805,100), the Closing Net Working Capital minus $(58,805,100), (b) if the Closing Net Working Capital is less than $(71,872,900), the Closing Net Working Capital minus $(71,872,900) or (c) if the Closing Net Working Capital is greater than or equal to $(71,872,900) but less than or equal to $(58,805,100), $0.

“Closing Purchase Price” means (a) $3,100,000,000, plus (b) the Closing Net Working Capital Adjustment Amount, minus (c) Closing Indebtedness, plus (d) Closing Cash, minus (e) Transaction Expenses, each as finally determined pursuant to Section 2.06.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax” means any Tax with respect to which any Company has filed or will file a Tax Return with a member of any Seller Group (other than a Company) on an affiliated, consolidated, combined, unitary group or similar or analogous basis.

“Companies” means, collectively, the Target Companies and the Target Subsidiaries and “Company” shall mean any such entity individually.

“Company Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that (i) is not a Seller Benefit Plan and (ii) is sponsored, maintained or contributed to by any of the Companies or with respect to which any of the Companies has any current or future Liabilities.

“Company Employee” means any current or former employee of any Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any of the Companies.

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization involving any Company, (ii) merger or consolidation involving any Company or (iii) sale of 10% or greater of the assets of any Company (other than sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer useful to the business of such Company) or 10% or greater of the equity securities (including any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of any Company, in each case, other than (A) as expressly contemplated by the Pre-Closing Restructuring and (B) the other transactions contemplated by this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between Veritas Capital Fund Management, L.L.C. and Seller dated July 14, 2022.

“Contract” means any written and legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“COVID-19 Relief Benefit” means any note, bond, debenture or other debt security, or any deferral of social security payments, issued or granted by any Person (including any Governmental Authority) to any Company pursuant to any economic relief program or applicable law enacted as a result of the COVID-19 pandemic anywhere in the world, including the Paycheck Protection Program administered by the U.S. Small Business Administration and the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (b) employment, offer letter, individual consulting, severance or separation, equity-based, phantom equity, profit sharing, bonus, incentive, change in control, deferred compensation, fringe benefit, vacation, paid time off, retention or other compensatory or health or welfare benefit plan, program, policy, arrangement or agreement, in each case, in which Company Employees and other current or former individual service providers of the Companies participate or are eligible to participate.

“Environmental Laws” means any and all Applicable Laws relating to pollution or protection of the environment, or to human health or safety (solely as related to exposure to Hazardous Substances).

“Equity Interests” means any (a) shares or units of capital stock or voting or other equity securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests or equity appreciation rights or equity-based performance units or Contracts) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, rights of first refusal, preemptive or similar rights, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests described in the foregoing clauses (a) through (c), or (e) securities convertible into or exercisable or exchangeable for any of the interests described in the foregoing clauses (a) through (d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that at any relevant time would be treated as a single employer under Section 414 of the Code with such first Person.

“Estimated Closing Purchase Price” means, (a) $3,100,000,000, plus (b) Estimated Net Working Capital Adjustment Amount, minus (c) Estimated Closing Indebtedness, plus (d) Estimated Closing Cash, minus (e) Estimated Transaction Expenses.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) if the Estimated Closing Net Working Capital is greater than $(58,805,100), the Estimated Closing Net Working Capital minus $(58,805,100), (b) if the Estimated Closing Net Working Capital is less than $(71,872,900), the Estimated Closing Net Working Capital minus $(71,872,900) or (c) if the Estimated Closing Net Working Capital is greater than or equal to $(71,872,900) but less than or equal to $(58,805,100), $0.

“Excluded Businesses” means all of the former, present or future businesses of the Seller and its Subsidiaries, other than (i) the Business and (ii) for the avoidance of doubt, any business of the Companies following the Closing.

“Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty of such party contained in this Agreement or the certificate delivered pursuant to Section 8.01(b)(iv) or Section 8.01(c)(iii) if at the time such representation or warranty was made by such first party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Person(s) with knowledge of the inaccuracy thereof had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance (it being agreed that, for purposes of determining whether Fraud has been committed, (A) the representations and warranties of Seller in this Agreement and the certificate delivered pursuant to Section 8.01(b)(iv) are intended to (and are made in order to) induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby and, in entering into this Agreement and consummating the transactions contemplated hereby, Buyer is relying on such representations and warranties and such reliance is (and shall be deemed to be) justifiable reliance and (B) the representations and warranties of Buyer in this Agreement and the certificate delivered pursuant to Section 8.01(c)(iii) are intended to (and are made in order to) induce Seller to enter into this Agreement and consummate the transactions contemplated hereby and, in entering into this Agreement and consummating the transactions contemplated hereby, Seller is relying on such representations and warranties and such reliance is (and shall be deemed to be) justifiable reliance). For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States, as applied by Seller in the preparation of Seller’s audited annual financial statements.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or municipal government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or regulated pursuant to, any Applicable Law relating to the environment, including any petroleum or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, lead, radon, mold, per- and polyfluoroalkyl substances, and 1,4-dioxane.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax (including a franchise Tax) measured by reference to income, profit or gains (including branch profits), however denominated.

“Indebtedness” means, as of any time, all aggregate payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment, redemption or other penalties, breakage costs, yield protection, fees, expenses or similar charges arising as a result of the discharge of such amount owed (whether or not such amounts are actually discharged at Closing) and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby) of any Company, without duplication, in respect of (i) borrowed money or issued prior to such time in substitution for or in exchange for obligations for borrowed money, (ii) obligations evidenced by bonds, notes, debentures, mortgages or other similar instruments or debt securities, (iii) deferred or unpaid purchase price of stock, assets, property, goods or services, including all earn-out payments, seller notes, purchase price adjustments and other similar payments (whether contingent or otherwise) and including payments for Tax benefits and similar obligations, in each case, that are payable by such Person to third parties and calculated as the maximum amount payable under or pursuant to such obligation (other than trade or account payables or similar liabilities in the ordinary course of business to the extent included as a current liability in the calculation of Closing Net Working Capital), (iv) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety, performance or other bonds or similar instruments, in each case, solely to the extent drawn, (v) any Unpaid Taxes, (vi) obligations in respect of (A) any accrued but unpaid nonqualified deferred compensation plan or arrangements, (B) any underfunded or unfunded defined benefit pension plan or arrangement, (C) any accrued but unpaid severance payments owing to any Company Employee or any other current or former individual service providers as of such time, (D) accrued but unpaid underfunded or unfunded statutory long-service leave, end of service or similar plans or arrangements for the benefit of any Company Employee or any other current or former individual service providers, including, without limitation, those located in Australia, Bahrain, Canada and the United Arab Emirates plus, in each case, the employer’s portion of any applicable employment, payroll or similar Tax related to any of the foregoing, (vii) net obligations under any hedging, swap, forward contract or derivative agreement or similar arrangement, assuming such arrangements are terminated or unwound as of the Closing, which may not be less than zero, (viii) any leases classified as capital or financial leases in the Financial Statements or in accordance with GAAP (but excluding leases classified as operating leases in the Financial Statements), (ix) any declared but unpaid dividends or amounts owed to Seller or its Related Parties (other than the Companies), (x) amounts secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (xi) created or arising under any conditional sale of or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (xii) any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (xiii) COVID-19 Relief Benefits that are required to be repaid and have not been so repaid or forgiven as of such time, (xiv) (A) the aggregate amount of the remaining rent payments due under the lease by and between Wood Mackenzie Limited and landlord in respect of the property located at 1, 2 and 3 Finsbury Square, London EC2 (such property, the “Finsbury Property”) less (B) in the event the Finsbury Sublease is entered into prior to the Closing in accordance with Section 5.22, the aggregate amount of rent payments contemplated to be made to Wood Mackenzie Limited pursuant to such Finsbury Sublease, (xv) obligations in respect of legacy non-recurring accrued but unpaid bonuses payable to individuals in the chemicals and energy transition business related to certain capex projects, and (xvi) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xiii) to the extent guaranteed by any Company (but only to the extent of the amount so guaranteed); provided that, for the avoidance of doubt, “Indebtedness” shall not include (A) any amount included in the calculation of Transaction Expenses or (B) any undrawn guaranty, letter of credit or similar obligation provided by Seller or any Affiliate of Seller that is not a Company.

“Intellectual Property Rights” means all intellectual property rights, including in any trademark, service mark, trade name, logo, trade dress, corporate name, domain name, other indicia of origin or source or business identifier, mask work, invention, method, process, patent, trade secret, copyright, work of authorship, moral rights, rights in Software, database rights, algorithms, rights in designs, rights in confidential or proprietary information, or know-how (in each case whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing), in each case anywhere in the world.

“Interim Financial Statements” means the unaudited combined balance sheet and the related unaudited interim statement of income of the Companies as of and for (i) the fiscal quarter ended September 30, 2022 and (ii) each fiscal quarter that ends after the date hereof and at least forty-five (45) days prior to the Closing.

“International Plan” means any UK Plan and any other Company Benefit Plan or Seller Benefit Plan that covers Company Employees or other current or former individual service providers of the Companies who are located primarily outside of the United States.

“Investment Screening Laws” means any applicable non-U.S. laws or regulations issued by a Governmental Authority intended to screen, prohibit or regulate foreign investments on public interest or national security grounds.

“IRS” means the United States Internal Revenue Service.

“knowledge of Buyer” or “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Ramzi Musallam, Aneal Krishnan, Bahaa Naamani and Bryant Seaman after due inquiry.

“knowledge of Seller” or “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Mark Brinin, Louise Onikoyi, Timothy Dorsey, Joe Levesque, Chris Grieve, Yang Chen, Kevin Walkinshaw and Thomas Wong, after due inquiry.

“Liability” means any debt, liability, Tax, penalty, fine or obligation of any kind or nature, whether accrued, unaccrued, fixed, contingent, absolute, asserted, unasserted, matured, unmatured, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, and includes all costs and expenses relating thereto.

“Lien” means, with respect to any property, right or asset, any mortgage, deed of trust, charge, pledge, lien, claim, license, assignment, easement, covenant, encumbrance, restriction on transfer, hypothecation, security interest, adverse ownership interest, title retention, purchase option, right of first refusal or similar right or any other security agreement or arrangement in respect of such property, right or asset.

“Losses” means any loss, damage, liability, settlement, judgment, award, assessment, Tax, obligation, deficiency, interest, fine, penalty, fee (including reasonable attorneys’ and advisors’ fees and expenses), expense or other Liability.

“Mark” means any trademark, service mark, trade name, logo, trade dress, corporate name, domain name or other source or business identifier.

“Material Adverse Effect” means any fact, effect, development, occurrence, circumstance, event or change (each, an “Effect”) (x) that has a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole, or (y) that materially impairs or would reasonably be expected to materially impair the ability of Seller to perform its obligations under this Agreement; provided, however, that, in the case of the preceding clause (x), any Effect that, individually or in the aggregate, results from any of the following shall be excluded: (a) changes or proposed changes in GAAP or changes in accounting requirements after the date hereof applicable to any industry in which the Business operates, (b) changes in the financial, securities, currency, international trade, capital or credit markets (including changes in interest or exchange rates) or in general economic, political or regulatory conditions globally or in any jurisdiction in which the Business operates, (c) changes or conditions generally affecting any industry in which the Business operates or the industries in which customers or suppliers of the Business operate, (d) changes or proposed changes after the date hereof of Applicable Law or the interpretation or enforcement thereof, (e) actual or threatened acts of war or terrorism, hostilities, military actions, political instability (including the current dispute between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith or in response thereto), sabotage, cyber-attack (provided that, at the time of such cyber-attack, the Companies (or Seller or any of its Affiliates, with respect to the Business) are not in breach of the representations and warranties set forth in Section 3.15(b) and Section 3.16 in a manner that would reasonably be expected to adversely impact the security of the IT Assets in any material respect), natural disasters (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), epidemics or pandemics (including COVID-19 and any developments related thereto), including any escalation or worsening of any of the foregoing, (f) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Companies after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities (provided that this clause (f) shall not apply to the use of “Material Adverse Effect” in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby or noncontravention with contractual or legal obligations or any conditions to closing set forth in Article 8 as it relates to such representations and warranties), (g) any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a “Material Adverse Effect”), (h) any action taken (or omitted to be taken) at the written request or with the prior written consent of Buyer, (i) any action taken (or not taken) by Seller or the Business that is required, expressly contemplated or expressly permitted to be taken (or not taken) pursuant to this Agreement, or (j) any matter or other item disclosed on Section 1.01(a)(ii) of the Seller Disclosure Schedule (if any), except, in the case of clauses (a), (b), (c), (d) and (e), to the extent the Business, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of any time of determination, (i) the aggregate value of the current assets of the Companies as of such time (excluding any income and deferred Tax assets, any amounts included in the calculation of Cash and any Restricted Cash), minus (ii) the aggregate value of the current liabilities of the Companies as of such time (excluding any income and deferred Tax liabilities and any amounts included in the calculation of Indebtedness and Transaction Expenses), in each case, to the extent and only to the extent that such current assets and current liabilities are specifically listed on the illustrative calculation of Net Working Capital set forth in Section 1.01(a)(iii) of the Seller Disclosure Schedule and calculated in accordance with the Accounting Principles; provided that (A) the definition of “Net Working Capital” shall not include any amount expressly included in the calculation of Closing Indebtedness pursuant to the definition thereof and (B) “Net Working Capital” may be a positive or a negative amount.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, and the American Rescue Plan Act of 2021, and any other similar, future, or additional federal, state, local, or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Payoff Letter” means, if applicable, a customary payoff letter in form and substance reasonably satisfactory to Buyer that (a) specifies the aggregate amount to be paid to fully satisfy all amounts outstanding as of the Closing in respect of any applicable Closing Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness, if any (the “Debt Payoff Amount”), (b) states that upon receipt of the Debt Payoff Amount, (i) such applicable Closing Indebtedness, commitments related thereto and related instruments evidencing such applicable Closing Indebtedness shall, in each case, be terminated (except for provisions that, by their terms, survive such termination) and (c) provides for the release of all liens over the assets of the applicable Company and its Subsidiaries that secure all such amounts and the release of all guarantees in connection therewith, in each case, upon payment of the Debt Payoff Amount.

“Permitted Encumbrances” means (a) mechanics, materialmen’s and similar Liens arising or incurred in the ordinary course of business or with respect to any amounts not yet due and payable or which are being contested in good faith, (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate accruals or reserves have been recorded in the Financial Statements in accordance with GAAP, (c) Liens securing rental payments under capital lease agreements which are not individually or in the aggregate, material to the Business taken as a whole, and are not the result of delinquent payments, (d) encumbrances and restrictions on real property (including easements, covenants, rights of way, encroachments and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in a material respect by the current use or occupancy of such real property or the operation of the Business as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the

Business with respect to Indebtedness, (g) any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased, in each case, which are not the result of delinquent payments, (h) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (i) Liens referred to in the Financial Statements, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (k) purchase money Liens and Liens securing rental payments under finance lease arrangements, which are not individually or in the aggregate, material to the Business taken as a whole, and are not the result of delinquent payments, (l) Liens or encumbrances described in Section 1.01(a)(iv) of the Seller Disclosure Schedule, (m) Liens and/or title exceptions created by or resulting from the acts or omissions of Buyer or any of its Affiliates, Representatives, contractors, invitees, or licensees, (n) Liens and/or title exceptions created by any of the documents to be executed in connection with the Closing or this Agreement, whether prior to, at or after the Closing, (o) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (p) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (q) other Liens and encumbrances, if any, that would not be material to the Business, taken as a whole, and (r) other Liens, if any, that will be terminated at or prior to the Closing in accordance with this Agreement.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any Privacy Laws, including any information that identifies, specifically relates to, specifically describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Pre-Closing Restructuring” means (i) the transactions contemplated by the restructuring steps set forth in Exhibit A attached hereto (including any other modifications to such restructuring steps made pursuant to Section 2.07), (ii) the contribution by Seller, immediately prior to the Closing, of all the issued and outstanding shares of capital stock of Wood Mackenzie, Inc. to a newly formed Delaware limited liability company (other than Steps 8 and 11 set forth in Exhibit A), and (iii) any of the transactions contemplated by Section 2.07(b), Section 2.07(c) and Section 2.07(d) that are effected.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing (or, with respect to U.S. Tax, ending on (and including) the Closing Date).

“Privacy Requirements” means, in each case as they relate to data privacy, data security or cybersecurity, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers or collection, processing, transfer, disclosure, sharing, storing, security or use of Personal Information, (i) all Applicable Laws and binding guidelines from Governmental Authorities, including, to the extent applicable, the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Applicable Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant the European Union (Withdrawal) Act 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state Applicable Laws, in particular the California Consumer Privacy Act of 2018, the California Privacy Rights Act, when applicable (and no later than as of January 1, 2023), and the New York SHIELD Act (collectively, “Privacy Laws”); (ii) all contractual obligations binding upon any Company; and (iii) the Companies’ own policies and procedures.

“Proceeding” means any judicial, administrative or arbitral action, suit, charge, claim, hearing, audit or proceeding (public or private) by or before a Governmental Authority.

“Reference Time” means 12:01 a.m. (Eastern time) on the Closing Date; provided, however, that, notwithstanding the foregoing, for the purposes of calculating any amount for or in respect of Taxes that are (a) U.S. Taxes, the “Reference Time” shall be the end of the day on the Closing Date, and (b) other Taxes, the “Reference Time” shall be the time of the Closing.

“Related Party” means, with respect to any Person, any of such Person’s former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders (other than in the case of Seller), successors or assigns (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders (other than in the case of Seller), successors or assigns of any of the foregoing).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other authorized agents, advisors and representatives of such Person.

“Restricted Cash” means (a) cash to the extent that it is subject to any legal or contractual restriction (other than Tax) on the ability to freely withdraw, transfer or use such cash for any lawful purposes, which, for the avoidance of doubt, includes all cash of the Companies in Russia, and (b) any penalties borne by the Companies to access cash.

“Restructuring Taxes” means any Taxes payable by a Company as a result of the Pre-Closing Restructuring (provided that, notwithstanding the second parenthetical to the definition of Pre-Closing Restructuring, any Tax arising from the withdrawal of any Tax relief claimed in connection with the Pre-Closing Restructuring as a result of Steps 8 and 11 set forth in Exhibit A shall constitute a Restructuring Tax) and/or any transactions contemplated by Section 5.08 (and, for the avoidance of doubt, that would not have been payable but for the Pre-Closing Restructuring and/or any transactions contemplated by Section 5.08).

“Retained Liabilities” means, except for any Business Liabilities and any Liabilities in respect of Taxes, (i) all Liabilities to the extent primarily arising out of or resulting from the Excluded Businesses, or primarily related to any assets of the Excluded Businesses, and (ii) all other Liabilities required to be paid or assumed by Seller or any Retained Subsidiary pursuant to the express terms of this Agreement. For the avoidance of doubt, any indemnity obligations or other Liabilities arising out of or resulting from that certain Stock Purchase Agreement dated as of February 21, 2022, by and between Trans Union LLC and Seller shall be Retained Liabilities.

“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller, other than the Companies.

“Sanctions” means any economic sanctions or trade restrictions administered or enforced by the governments of the United States, the European Union, or His Majesty’s Treasury or by the United Nations Security Council.

“Seller Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority or any Company Benefit Plan) that is sponsored, maintained or contributed to by Seller or any of its Subsidiaries (other than any Company).

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller Group” means any affiliated, consolidated, combined or unitary or similar group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.

“Seller Indemnified Taxes” means, without duplication, (i) all Combined Taxes for which a Company is liable, (ii) all Restructuring Taxes, (iii) all Taxes of Seller or any of its Subsidiaries (other than the Companies) for which any Buyer Indemnified Person is liable as a result of the failure by Seller or any of its Affiliates to pay such Taxes and (iv) all Specified Taxes.

“Seller Marks” means any and all (i) Marks owned by Seller or any of its Affiliates (other than the Companies) as of the Closing and set forth on Section 1.01(a)(v) of the Seller Disclosure Schedule and (ii) Marks derived confusingly similar to any of the foregoing.

“Seller Tax Refunds” means a refund of Income Tax (i) that results from payments of estimated Taxes by a Company or any Affiliate thereof that exceed the actual Tax Liability in a particular jurisdiction for a particular Pre-Closing Tax Period, (ii) that was included as a liability in the final determination of Closing Indebtedness or (iii) in respect of which payment has been made pursuant to Section 7.07, in each case, only to the extent that such refund is actually received by Buyer or its Affiliates (including, after the Closing Date, the Companies).

“Software” means all computer programs (including all software implementations of algorithms, models and methodologies, and firmware), databases and compilations, including all data and collections of data, and all documentation, including user manuals and training materials, relating to any of the foregoing.

“Specified Taxes” means any and all Taxes set forth on Section 1.01(a)(vii) of the Seller Disclosure Schedule.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to a Person, any other Person of which the Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such first Person.

“Target Companies” means, collectively, (i) Wood Mackenzie, Inc. (or, upon the completion of the transaction contemplated by clause (ii) of the definition of Pre-Closing Restructuring, the newly formed Delaware limited liability company described therein that directly holds only all the issued and outstanding shares of capital stock of Wood Mackenzie, Inc.) and (ii) Verisk New UK Holdco LP and “Target Company” shall mean either such entity individually.

“Target Subsidiaries” means the entities set forth on Section 1.01(a)(vi) of the Seller Disclosure Schedule and “Target Subsidiary” shall mean any such entity individually.

“Tax” means all U.S. and non-U.S. federal, state, local and provincial taxes, excises, imposts, duties, levies, fees and other like assessments or charges, in each case in the nature of a tax, whether or not disputed and however denominated, including, without limitation, any income, corporate income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, apprenticeship, social security (or similar), employment, unemployment, disability, estimated, excise, severance, environmental, business rates, stamp, stamp duty reserve, stamp duty land, occupation, premium, property (real or personal), real property or other gains, registration, windfall profits, capital stock, national insurance or inventory, alternative, value-added, add-on minimum tax and any customs or excise duties, together with any interest, additions, fine or penalties with respect thereto, and any liability for payment of amounts in respect of the foregoing.

“Tax Return” means any return, statement, report, election, claim for refund or other Tax relief or Tax benefit, declaration, disclosure, schedule or form (including (i) any estimated tax or information return or report and (ii) any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any written agreement or other written arrangement entered into prior to the Closing binding any Company that provides for the allocation, apportionment, indemnification, sharing or assignment of any Tax liability, Tax relief, or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability; provided that such term shall not include (i) customary third party commercial leases or third party financing agreements or (ii) contracts entered into in the ordinary course of business (not relating to the purchase or sale of any business) that are not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority responsible (in whole or in part) for the administration, determination, assessment, enforcement, imposition or collection of any Tax.

“Third Party Approval” means any consent, approval, order, authorization or waiver of, or notification to, any Person (including consents or approvals of any Governmental Authority), other than under the HSR Act or under any other Antitrust Law or Investment Screening Law.

“Topco” means Planet TopCo LP, a Delaware limited partnership.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Guarantee, the Financing Commitment Letters, the agreements and documents giving effect to the Pre-Closing Restructuring, the Amended and Restated Limited Partnership Agreement, and the other documents, agreements, certificates and instruments to be executed and delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

“Transaction Expenses” means, solely to the extent not paid prior to the Closing (i.e., such that one or more Companies is liable for paying such amounts after the Closing), and without duplication, (i) all fees, expenses and costs incurred or subject to reimbursement by a Company, whether accrued or not, in connection with the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) or the sale process in respect of the sale of the Business, including to financial advisors, accountants, legal advisors and other third party advisors and including any brokerage fees, commissions or finders’ fees, (ii) all change of control bonus, stay or transaction bonus, retention, severance or other similar payments or benefits (including relocation benefits) that are payable by any Company to any person as a result of the consummation of the transactions contemplated by this Agreement (including the employer’s share of any applicable employment, payroll or similar Taxes related to such payments or benefits) (in the case of each of the foregoing clauses (i) and (ii), other than any such fees, expenses, costs, payments or benefits due and/or payable as a result of any action of (A) Buyer or any of its Affiliates (including, following the Closing, the Companies) or (B) the Companies at the written request of Buyer (before the Closing), including any such Person’s termination of employment of another person) and (iii) any Taxes payable by any Company in connection with items described in the foregoing clauses (i) or (ii); provided that, for the sake of clarity, “Transaction Expenses” shall not include (i) any amount included in the calculation of Closing Indebtedness or Closing Net Working Capital or (ii) any fees or expenses associated with obtaining the insurance policies contemplated by Section 5.10(b) or Section 5.16.

“Transaction Tax Deductions” means, without duplication, all items of loss or deduction attributable to all amounts included in the definition of “Transaction Expenses,” or that would be so included but for the fact that they were paid prior to the Closing or they are described in clause (i) of the proviso at the end of the definition of “Transaction Expenses.”

“Transfer Taxes” means any excise, transfer, documentary, sales, use, court, value added, goods and services, real property transfer, stamp, stamp duty reserve, stamp duty land, registration, recording, reporting, filing, escrow, conveyancing or other similar or analogous Tax (including all reasonable costs and expenses of preparing and filing associated Tax Returns and including any penalties and interest thereon, but excluding (without limitation) VAT and any Tax payable in respect of any direct or indirect gain of Seller or any Affiliate of any Seller).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit B to be entered into between Seller (or an Affiliate of Seller that is party thereto) and Buyer at the Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Taxes” means (i) all unpaid Income Taxes of the Companies or for which the Companies are liable for any Pre-Closing Tax Period, any unpaid Restructuring Taxes to the extent payable by a Company (determined, for each Company, on a jurisdiction-by-jurisdiction basis, provided that, the amount for each Company for each type of Tax in each jurisdiction may not be less than zero) and calculated (1) in accordance with the accounting methods and past practices of the relevant Company in the relevant jurisdiction in preparing Tax Returns (except to the extent such practice is not supportable at a “more likely than not” or higher level of comfort), (2)  taking into account all Transaction Tax Deductions, estimated payments, prepayments, net operating loss carryforwards, interest expense carryforwards and other Tax attributes of the Companies, in each case, to the extent that such items are available, at a “more likely than not” or higher level of confidence, to offset the Income Tax Liabilities of the Companies in a Pre-Closing Tax Period, (3) in the case of an Income Tax attributable to a Straddle Period, as if the applicable taxable period ended on the Closing Date (including, for the avoidance of doubt, the taxable year of any entity the income of which would be includible in the income of a Company under Sections 702, 951, 951A or 1293 of the Code or any similar provision of state, local or non-U.S. Law), and (4) treating Tax deferred pursuant to any Pandemic Response Law as attributable to a Pre-Closing Tax Period, and (ii) the net amount obtained by subtracting (A) the Tax benefits available to any Company in respect of any payment or benefit (or similar) for which Seller or any Affiliate of Seller is responsible pursuant to Article 6 (including in respect of the satisfaction after the Closing of any equity or equity-based award of the

Seller held by any Continuing Employee) and in respect of any Tax payable by Buyer or any Affiliate of Buyer pursuant to the last sentence of Section 6.09(a) (in each case, to the extent that such items are available, at a “more likely than not” or higher level of confidence, to offset the Income Tax Liabilities of the Companies in the taxable period in which the benefit is given or the taxable period immediately thereafter, excluding (in each case) any such Tax deductions that Buyer has agreed to not (and to cause its Subsidiaries to not) deduct under Section 6.09(b)) from (B) the aggregate of the employer portion of any employment, payroll or similar Taxes payable by Buyer or any Affiliate of Buyer: (1) in respect of any such payment or benefit (or similar) for which Seller or any Affiliate of Seller is responsible pursuant to Article 6 and (2) pursuant to the last sentence of Section 6.09(a).

“UK Plan” means any Company Benefit Plan or Seller Benefit Plan in which UK resident Company Employees have acquired, or are entitled to acquire securities (or interests in securities) of Seller.

“VAT” means: (a) any value added tax imposed by the UK Value Added Tax Act 1994 and legislation and regulations supplemental thereto; (b) to the extent not included in paragraph (a) above, any Tax imposed in compliance with, or pursuant to any Applicable Law implementing, European Council Directive 2006/112 on the common system of value added tax; and (c) any Tax imposed in substitution of the foregoing, or any similar Tax imposed in addition to the foregoing, in the UK or a member state of the European Union.

“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a material breach.

(b)   Each of the following terms is defined in the Section set forth opposite such term in the following table:

Term	Section
Adjustment Amount	2.06(d)
Agreement	Preamble
Allocation Schedule	7.08(c)
Alternative Financing	5.17(c)
Announcement	5.07
Anti-Corruption Laws	3.27(a)
Attorney-Client Privilege	11.09(b)
Auditor	2.06(c)
Balance Sheet Date	3.07(a)(ii)
Business Software	3.15(e)
Buyer	Preamble
Buyer Indemnified Persons	10.01(a)
Buyer Related Parties	9.03(b)
Capex Budget	5.01(a)(iii)(A)
Closing	2.03

Term	Section
Combined Returns	7.02(a)
Company Covered Employees	5.12(a)
Company Securities	3.06
Company Software	3.15(d)(i)
Consent Fee	5.21
Continuation Period	6.02
Continuing Employee or Continuing Employees	6.01
Current Representation	11.09(a)
D&O Tail Policy	5.10(b)
Debt Commitment Letter	4.08(a)(i)
Debt Financing	4.08(a)(i)
Debt Financing Agreements	5.17(a)(ii)
Debt Financing Sources	4.08(a)(i)
Decrease Amount	2.06(e)
Designated Counsel	11.09(a)
Designated Person	11.09(a)
Determination Date	2.06(c)
DFS Provisions	11.05(c)
Disagreement Period	2.06(c)
Disputed Items	2.06(c)
Draft Purchase Price Allocation	7.08
e-mail	11.01
Employee List	3.19(a)
End Date	9.01(a)(ii)
Enforceability Exception	3.03(b)
Equity Commitment Letter	4.08(a)(ii)
Equity Financing	4.08(a)(ii)
Estimated Closing Cash	2.04(a)(iii)
Estimated Closing Indebtedness	2.04(a)(ii)
Estimated Closing Net Working Capital	2.04(a)(i)
Estimated Transaction Expenses	2.04(a)(iv)
Final Closing Statement	2.06(a)(vi)
Financial Statements	3.07(a)(ii)
Financing	4.08(a)(ii)
Financing Commitment Letters	4.08(a)(ii)
Finsbury Sublease	5.22
Foreign Transfer Agreement	2.08
Funding Obligations	4.08(b)
Guarantee	Recitals
Increase Amount	2.06(e)
Indemnified Party	10.02(a)
Indemnifying Party	10.02(a)
Insurance Policies	3.22
IT Assets	3.15(e)(i)
Leased Real Property	3.14(b)

Term	Section
Material Contracts	3.11(a)
Material Customer	3.24(a)
Material Vendor	3.24(b)
MS	3.25
Permits	3.13(b)
Pre-Closing Insurance	5.11(b)(i)
Pre-Closing Occurrences	5.11(b)(i)
Preliminary Closing Statement	2.04(c)
Privileged Communications	11.09(b)(iii)
Purchase Price	2.02
Real Property Lease	3.14(b)
Regulatory Concession	5.03(a)(i)(D)
Released Parties	5.14
Releasing Parties	5.14
Resolution Period	2.06(c)
Restricted Business	5.12(b)
Review Period	2.06(a)
Sanctioned Country	3.27(b)(ii)
Sanctioned Person	3.27(b)(i)
Securities Act	4.05
Seller	Preamble
Seller Covered Employees	5.12(b)
Seller Credit Support	5.09(a)(i)
Seller Express Representations	3.29
Seller Indemnified Persons	10.01(b)
Seller Indemnitees	5.10(a)
Seller Welfare Plan	6.04
Shares	Recitals
Singapore Entity	2.07(b)(i)
Specified Jurisdiction	6.09(b)
Specified UK Entity	2.07(d)
Solvent	4.09(a)
Sponsor	Recitals
Tax Action	3.21(h)(i)
Tax Claim	7.07(b)
Termination Fee	9.03(a)
Third-Party Claim	10.02(a)
Transition Period	5.06(b)
Unaudited Interim Balance Sheet	3.07(a)(ii)
WARN	6.06

Section 1.02.   Other Definitional and Interpretative Provisions.

(a)   The words “hereof,” “herein,” “hereby,” “herewith” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole (including the Schedules and Annexes attached hereto) and not to any particular provision of this Agreement.

(b)   The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)   References to Articles, Sections, Schedules, Exhibits and Annexes are to Articles, Sections, Schedules, Exhibits and Annexes of this Agreement unless otherwise specified.

(d)   All Schedules (including, subject to Section 11.02, the Seller Disclosure Schedule), Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)   Any capitalized terms used in any Schedule (including the Seller Disclosure Schedule), Exhibit or Annex attached hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)   Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Seller Disclosure Schedule), Exhibit or Annex attached hereto, then, for purposes of construing such Section, Schedule, Exhibit or Annex, the definitions set out in such Section, Schedule, Exhibit or Annex shall prevail.

(g)   The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each party has been represented by counsel of its choosing. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j)   References to one gender shall include all genders.

(k)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import.

(l)   The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(m)   The word “or” when used in this Agreement is not exclusive.

(n)   “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(o)   References to any statute, rule, regulation or other Applicable Law shall be deemed to refer to such statute, rule, regulation or other Applicable Law as amended or supplemented from time to time and to any rules, regulations or interpretations promulgated thereunder.

(p)   References to any Contract are to that Contract or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(q)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.

(r)   When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; provided that this clause (r) shall not apply for purposes of determining any Pre-Closing Tax Period or Straddle Period.

(s)   Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein and all monetary references used herein, including references to “$,” shall be to United States dollars.

(t)   References to any Person include the successors and permitted assigns of that Person; provided that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(u)   For purposes of this Agreement, any document that is described as being “provided,” “delivered,” “furnished” or “made available,” or other similar reference, shall be treated as such if a copy of such document has been put in the virtual dataroom (including in any “clean room” thereof) prepared by Seller and its Affiliates by 5:00 pm on October 27, 2022 or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.

(v)   References to costs and/or expenses incurred by any Person shall include any amount in respect of VAT thereon payable by such Person, except to the extent that such Person (or any member of a group of which such Person is a member for VAT purposes) is entitled to a refund or credit from a Taxing Authority in respect thereof.

(w)   Any amount payable pursuant to Section 7.07 or Article 10 in respect of, or attributable to, any Tax or Loss of any Company: (a) by a Person who was not the transferor of Shares in (or in the direct or indirect parent of) such Company shall be considered to have been made on behalf of such transferor; and (b) to any Person that is not a transferee of Shares in (or in the direct or indirect parent of) such Company shall be considered to have been received on behalf of such transferee.

Article 2
Purchase and Sale

Section 2.01.   Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase and accept (and/or to cause one of its applicable Affiliates to purchase and accept) from Seller (or Seller’s applicable Subsidiary), and Seller agrees to sell, transfer, assign, convey and deliver (or to cause its applicable Subsidiary to sell, transfer, assign, convey and deliver) to Buyer (and/or its applicable Affiliates), free and clear of all Liens (other than Liens imposed by applicable securities laws), all right, title and interest in and to the Shares.

Section 2.02.   Purchase Price. The purchase price to be paid by Buyer for the Shares (the “Purchase Price”) shall be (a) the sum of (i) the Estimated Closing Purchase Price and (ii) whether positive or negative, if applicable, the Adjustment Amount and (b) the Class C Partnership Interests. The Purchase Price shall be paid in accordance with Section 2.05 and shall be subject to adjustment as provided in Section 2.06.

Section 2.03.   Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than three (3) Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and Seller may agree; provided that, if the date of such satisfaction or waiver is fifteen (15) days or less from the end of the calendar month during which such date occurs, then Seller shall have the right (which Seller may exercise in its sole discretion) to defer the Closing to the first (1st) Business Day of the month following the month during which such date occurs; provided, further, that in no event shall a deferral of the Closing pursuant to the immediately preceding proviso (i) require Buyer to close with less than three (3) Business Days’ written notice or (ii) delay the Closing until after the End Date.

Section 2.04.   Estimated Closing Calculations. Not less than three (3) Business Days prior to the Closing Date and in no event more than eight (8) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”) and (iv) Transaction Expenses (“Estimated

Transaction Expenses”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in the preceding clauses (a) and (b), the “Preliminary Closing Statement”). Following delivery of the Preliminary Closing Statement, Seller shall consult in good faith with Buyer regarding Buyer’s questions on the amounts and calculations therein and consider in good faith any comments or modifications from Buyer thereon; provided that, in the event Seller and Buyer are unable to resolve any disagreements with respect to any such comments or modifications from Buyer, Seller’s calculations shall control for purposes of the calculation of Estimated Closing Purchase Price for purposes of the Closing. In connection with Buyer’s review of the Preliminary Closing Statement, Seller shall provide Buyer and its Representatives with reasonable access to all reasonably relevant information and personnel of the Companies and Seller and all of the Companies’ and Seller’s documents and work papers (including those of the Companies’ accountants and auditors, subject to the execution of any required customary access letters) used in the preparation of the Preliminary Closing Statement, in each case, as Buyer or such Representative reasonably requests; provided that (i) all such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of Seller and its Affiliates (including the Companies) and (ii) Seller and/or any of its Affiliates shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the Attorney-Client Privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, further, however, that Seller shall, and shall cause its Affiliates (including the Companies) to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Applicable Law or such applicable agreement).

Section 2.05.   Closing Deliverables.

(a)   At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)   customary instruments of transfer (and, if applicable, stock certificates) with respect to the Shares;

(ii)   the certificate referred to in Section 8.01(b)(iv);

(iii)   a counterpart to the Transition Services Agreement duly executed by Seller (and/or any relevant Affiliate of Seller that is party thereto);

(iv)   a duly executed IRS Form W-9 or IRS Form W-8, as applicable, from Seller and each applicable Affiliate of Seller that transfers Shares to Buyer or an Affiliate of Buyer in accordance with this Agreement;

(v)   resignations (in form and substance reasonably satisfactory to Buyer and effective as of the Closing) of those members of the board of directors (or such equivalent governing body, as applicable) and officers of each Company that have been requested in writing by Buyer at least five (5) Business Days prior to the Closing; and

(vi)   to the extent there is any Closing Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness), at least three (3) Business Days prior to the Closing Date, Payoff Letters with respect thereto; and

(vii)   the register of members (or overseas equivalent, if required by law, which, if delivered, shall be delivered at a location outside of the United Kingdom) of each Company incorporated in the UK, which completely and accurately records the history of ownership of all Equity Interests issued or sold by such Company up to and including the Closing, together with authentication codes for PROOF filing at UK Companies House for each such Company incorporated in the UK to the extent such codes have been issued.

(b)   At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)   the certificate referred to in Section 8.01(c)(iii); and

(ii)   a counterpart to the Transition Services Agreement duly executed by Buyer (and/or any relevant Affiliates of Buyer that is party thereto).

(c)   At the Closing, Buyer shall pay to Seller (or one or more Affiliates of Seller designated by Seller prior to the Closing) the Estimated Closing Purchase Price in U.S. dollars and in immediately available funds by wire transfer to a bank account designated by Seller to Buyer at least three (3) Business Days prior to the Closing Date.

(d)   To the extent there is any Closing Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness, at the Closing, Buyer shall pay, or cause to be paid, to the intended beneficiaries thereof (as identified in the applicable Payoff Letters provided by Seller to Buyer at least three (3) Business Days prior to the Closing Date in accordance with Section 2.05(a)(vi)), the Debt Payoff Amount in U.S. dollars and in immediately available funds by wire transfer.

(e)   At the Closing, Buyer shall pay, or cause to be paid, to the intended beneficiaries thereof, the Transaction Expenses specified in the Preliminary Closing Statement to be paid at the Closing, in accordance with wire instructions provided by Seller to Buyer at least three (3) Business Day prior to the Closing Date, in U.S. dollars in immediately available funds by wire transfer.

(f)   At the Closing, Topco shall issue to Seller the Class C Partnership Interests and shall deliver reasonable evidence of such issuance to Seller.

Section 2.06.   Adjustment Amount.

(a)   As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s good faith calculations of (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Closing Cash, (iv) Transaction Expenses, (v) the Closing Net Working Capital Adjustment Amount and (vi) on the basis of the foregoing, the Closing Purchase Price (together with the calculations referred to in the preceding clauses (i) through (vi), the “Final Closing Statement”). The calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses shall be prepared in accordance with the Accounting Principles and the definitions of the applicable defined terms used herein; provided, however, that the Final Closing Statement (and any amounts included therein) shall not (A) (except to the extent relevant to the calculation of any Liability for Tax and the calculation of Transaction Expenses and Indebtedness) give effect to the consummation of the transactions contemplated by this Agreement, including any act or omission by Buyer or any of its Affiliates or the Companies taken at, after or in connection with the Closing or (B) reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or Liability for which Buyer is responsible under this Agreement. Nothing in this Section 2.06 is intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Accounting Principles, on the one hand, and GAAP, on the other; provided that the foregoing shall not override the primary principle that the calculations of Closing Net Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash shall be prepared in accordance with the Accounting Principles and the definitions of such terms herein. No change in GAAP or Applicable Law after the Balance Sheet Date shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.06. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.06(a) within such 90-day period (the “Review Period”), then, if Buyer fails to deliver a Final Closing Statement within five (5) Business Days following the receipt of written notice from Seller of such failure, at the election of Seller in its sole discretion either (x) the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be the Final Closing Statement for all purposes hereunder or (y) Seller may elect to deliver its own Final Closing Statement within 60 days of the end of the Review Period setting forth its good faith calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses, the Closing Net Working Capital Adjustment Amount and, on the basis of the foregoing, the Closing Purchase Price (subject to Buyer’s right to review and object to the Final Closing Statement within a 60-day period, with the roles of Seller and Buyer contemplated by this Section 2.06 (other than Section 2.06(e)) reversed).

(b)   Following the delivery of the Final Closing Statement, Buyer shall provide Seller and its Representatives with reasonable access to the books and records, properties, personnel, Representatives (including, subject to the execution of customary work paper access letters if requested, auditors and auditors’ work papers) of the Companies relating to the preparation of the Final Closing Statement (and the resolution of any disputes with respect thereto) and shall cause the personnel and Representatives of Buyer and its Affiliates (including the Companies) to cooperate with Seller in connection with its review of the Final Closing Statement, subject (in each case) to entry into customary confidentiality and access letters if requested; provided that (i) all such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the Business and (ii) Buyer and/or any of its Affiliates shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the Attorney-Client Privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, further, however, that Buyer shall, and shall cause its Affiliates (including the Companies) to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Applicable Law or such applicable agreement).

(c)   If Seller shall disagree with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after its receipt of the Final Closing Statement (the “Disagreement Period”). In the event that Seller does not provide such a notice of disagreement within the Disagreement Period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use their respective commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) (the “Resolution Period”) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement; provided that all negotiations pursuant to this Section 2.06(c) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Auditor (as defined below) shall be treated as confidential information; provided, further, that compromised offers and negotiations pursuant to this Section 2.06(c) shall not be treated as compromise offers and negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence to the extent offered for purposes of establishing performance of, or the failure to perform, this Section 2.06(c). If, at the end of the Resolution Period, Buyer and Seller are able to resolve any such disagreements in writing, such resolution shall be final, binding and conclusive for all purposes hereunder with respect to such disagreements. If, at the end of the Resolution Period, Buyer and Seller are unable to resolve all such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall, at the written request of either Buyer or Seller, be resolved by a nationally recognized accounting firm that Buyer and Seller shall promptly thereafter jointly retain (including by promptly jointly executing any customary engagement letter with such firm), which firm shall not have any material relationship with Buyer or Seller or any of their respective Affiliates (such firm, the “Auditor”). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other and otherwise reasonably cooperate, and cause their Affiliates and Representatives to reasonably cooperate, in good faith with the Auditor in connection with the Auditor’s resolution of the Disputed Items. The Auditor, acting as an expert and not an arbitrator, shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the Disputed Items are referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties (and the Auditor shall not conduct an independent investigation) and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the applicable defined terms used herein). The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Auditor shall be final, conclusive and binding on the parties absent fraud or manifest error. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses, Closing Net Working Capital Adjustment Amount and the Closing Purchase Price are finally determined in accordance with Section 2.06(a) or this Section 2.06(c) is hereinafter referred to as the “Determination Date.” The fees, costs and expenses of such review and report of the Auditor shall be borne (A) by Buyer, if Buyer is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Auditor, (B) by Seller, if Seller is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Auditor and (C) otherwise equally by Buyer and Seller.

(d)   The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Purchase Price (as finally determined in accordance with Section 2.06(a) or Section 2.06(c), as applicable) minus (ii) the Estimated Closing Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.06(e).

(e)   If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay, or cause to be paid, to Seller (or one or more Affiliates of Seller designated by Seller) an amount equal to the Increase Amount in immediately available funds by wire transfer to a bank account or accounts designated by Seller to Buyer. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Decrease Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Seller shall pay to Buyer (or one or more Affiliates of Buyer designated by Buyer) an amount equal to the Decrease Amount in immediately available funds by wire transfer to a bank account or accounts designated by Buyer to Seller.

Section 2.07.   Pre-Closing Restructuring.

(a)   Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, take the steps necessary to effect and consummate the Pre-Closing Restructuring. Seller shall (i) keep Buyer reasonably apprised of such steps and consider, in good faith, any reasonable requests with respect thereto of Buyer, (ii) provide Buyer with a reasonable opportunity to review all agreements and other instruments to be executed in connection with the Pre-Closing Restructuring prior to their execution, delivery or implementation, (iii) consider, in good faith, any reasonable requests by, and comments of, Buyer in connection with such agreements and instruments and (iv) not execute, deliver or implement such agreements and instruments without the prior approval of Buyer acting reasonably and in good faith (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, Seller may amend or modify the Pre-Closing Restructuring (but subject to Section 2.07(b)) so long as any such amendment or modification would not adversely impact Buyer other than in any de minimis respect.

(b)   In the event that Buyer provides Seller a written request at least ten (10) Business Days prior to the Closing:

(i)   the Pre-Closing Restructuring shall be modified to reflect that: (1) Verisk Asia Pacific Holdings Pte. Ltd (the “Singapore Entity”) will not be included as a Company and, as a result, ownership of the Singapore Entity will not transfer (directly or indirectly) to Buyer at Closing; and/or (2) any receivables or other Liabilities owing on the date hereof (and any interest thereon) by any Company to the Singapore Entity will be left in place as outstanding Liabilities of a Company and/or settled in whole or in part (as the Buyer so elects) (notwithstanding anything to the contrary in Section 5.08); and

(ii)   in the event that clause (b)(i)(1) will or does apply, then prior to Closing and prior to (or prior to approving, or taking any action in respect of, or in further of) striking off the Singapore Entity, Seller shall cause ownership of the Singapore Entity to be transferred to Seller or a Retained Subsidiary.

(c)   Notwithstanding anything to the contrary in this Section 2.07, Seller shall be entitled to cause the Singapore Entity to undergo the capital reduction referenced in the restructuring steps set forth in Exhibit A attached hereto and shall not, in any event, be required to strike off the Singapore Entity or cause the Singapore Entity to be transferred before such capital reduction has been completed.

(d)   Seller, with the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed; provided that the non-availability for use after the Closing of any Tax attribute of the Specified UK Entity shall not be considered a reasonable basis on which to withhold, condition or delay consent), shall be entitled to modify the Pre-Closing Restructuring (but subject to Section 2.07(b)) to reflect that (i) each Subsidiary of V Acquisition Limited (the “Specified UK Entity”), and any other Business assets held by the Specified UK Entity, will be transferred to another Company before Closing and (ii) the Specified UK Entity will not be included as a Company and, as a result, ownership of the Specified UK Entity will not transfer (directly or indirectly) to Buyer at Closing.

Section 2.08.   Foreign Transfer Agreements. The transfer of each Company will, solely to the extent required by Applicable Law, be effected pursuant to individual short-form acquisition agreements (each a “Foreign Transfer Agreement”) on a country-by-country basis; provided that, in each case, the Foreign Transfer Agreements shall serve purely to effect the legal transfer of the applicable Company in the applicable jurisdictions.

For the avoidance of doubt, (a) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement, and (b) in the event of any conflict between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. Seller and Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Foreign Transfer Agreement.

Section 2.09.   Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates (including any Company) and Seller shall be entitled to deduct and withhold from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under Applicable Laws, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the applicable payor reasonably believes that such deduction or withholding is required, such payor shall use commercially reasonable efforts to promptly notify the other party of such intended deduction or withholding (other than in the case of any withholding or deduction imposed as a result of Seller’s failure to satisfy its obligations pursuant to Section 2.05(a)(iv) or in respect of any compensation payments), and shall use commercially reasonable efforts to cooperate with the other party to minimize or eliminate the amount required to be deducted and withheld under Applicable Law. As of the date hereof, Buyer acknowledges that, after consultation with Tax counsel, Buyer is not aware of any requirement under Applicable Law to withhold or deduct any amount in respect of Taxes from any payment required to be made by Buyer to Seller pursuant to this Agreement. In the event any party assigns its rights or obligations under this agreement to any Person (other than as an assignment made pursuant to Section 11.03(b)) and such Person deducts or withholds any amount from any payment under this Agreement, such Person shall make an additional payment to the applicable payee in an amount sufficient so that such payee receives (taking into account all additional payments and all deductions and withholdings made pursuant to this Section 2.09) an amount equal to the amount it would have been entitled to receive had no such assignment been made.

Article 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule (subject to Section 11.02), Seller represents and warrants to Buyer as follows:

Section 3.01.   Existence and Power. Seller and each of the Companies is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization. Each of the Companies has all organizational powers required to carry on its business (including, as applicable, the Business) as now operated or conducted, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary for the ownership, leasing or operation of its assets or properties or conduct of its business (including, as applicable, the

Business), except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02.   Subsidiaries. Section 3.02 of the Seller Disclosure Schedule sets forth the legal name and jurisdiction of organization of each Company and the record and beneficial owner(s) of all of the outstanding Equity Interests of each Company. All of the Equity Interests of the Companies are owned beneficially and of record by Seller, a Subsidiary of Seller or a Company (as applicable), free and clear of any Lien (other than Liens arising under applicable securities laws and Liens that will be released at the Closing). All of the issued and outstanding Equity Interests of the Companies are duly authorized and validly issued and were not issued in violation of any preemptive or similar rights.

Section 3.03.   Seller Authorization.

(a)   The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.

(b)   This Agreement constitutes a valid, binding and enforceable agreement of Seller and each other Transaction Agreement to which Seller is a party, when executed and delivered by Seller, will constitute a valid, binding and enforceable agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section 3.04.   Governmental Authorization. The performance, execution and delivery by Seller of this Agreement and each other Transaction Agreement to which Seller is a party requires no consent, waiver, approval, authorization, order or permit of, or declaration, or notification to, or action by or in respect of, or registration or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws; (b) compliance with applicable securities laws; and (c) any consents, waivers, approvals, authorizations, orders or permits of, declarations, notifications to, actions, registrations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.   Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate the applicable organizational or governing documents of Seller or any Company, (b) assuming the expiration or termination of the applicable waiting period under the HSR Act and compliance with any other applicable Antitrust Laws and Investment Screening Laws, violate any Applicable Law or applicable Privacy Requirement, require any consent, approval, permit of, or other action by any

Person under, constitute a default under, or give rise to any third party right of termination, cancellation or acceleration (other than under any Employee Benefit Plan) of any right or obligation of the Business or any of the Companies or to a loss of any benefit to which the Business or any of the Companies is entitled, in each case with or without the giving of notice or the lapse of time or both, under any Material Contract; or (c) result in the creation or imposition of any Lien on any property, right or asset of the Business or any of the Companies, except for any Permitted Encumbrances and with such exceptions, in the case of each of the foregoing clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.   Capitalization. Except for the Equity Interests of the Companies described in Section 3.06 of the Seller Disclosure Schedule, there are no issued or outstanding Equity Interests of the Companies (all Equity Interests of the Companies collectively, “Company Securities”). All of the Company Securities are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent such concept is applicable to such Company Securities) and were not issued in violation of any Applicable Law or preemptive or other similar rights. There are no (a) issued or outstanding options, warrants, purchase rights, subscriptions rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, convertible or exchangeable securities or other Contracts or obligations of any Company that could, directly or indirectly, require any of the Companies to acquire, repurchase, retire or redeem or otherwise acquire any Company Securities or (b) stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Companies.

Section 3.07.   Financial Statements.

(a)   Section 3.07(a) of the Seller Disclosure Schedule contains true, accurate and complete copies of (i) the unaudited balance sheet as of December 31, 2021 and the related unaudited statement of income for the year ended December 31, 2021 of the Companies and (ii) the unaudited interim balance sheet (the “Unaudited Interim Balance Sheet”) as of June 30, 2022 (such date, the “Balance Sheet Date”) and the related unaudited interim statements of income for the six (6) months ended on the Balance Sheet Date of the Companies (the financial statements described in the foregoing clauses (i) and (ii), together with the Audited Carve Out Financials and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been (or, in the case of the Interim Financial Statements and Audited Carve Out Financials, will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods referred to therein and fairly present (or, in the case of the Interim Financial Statements and Audited Carve Out Financials, will fairly present), in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods referred to therein (except as may be indicated in the notes thereto), the financial position, assets and liabilities of the Companies as of the dates thereof and the results of operations of the Companies for the periods then ended, as applicable (subject to normal year-end adjustments (none of which adjustments will be material individually or in the aggregate) and, if applicable, the absence of footnotes (none of which if presented would be material individually or in the aggregate)).

(b)   As of the date hereof, (i) the Companies have no Indebtedness described in clauses (i), (ii), (viii) or (x) (with respect to such clauses (viii) or (x), in excess of $500,000 pursuant to any individual Contract evidencing such Indebtedness) of the definition thereof other than as set forth on Section 3.07(b) of the Seller Disclosure Schedule and (ii) the Companies are not a party to, nor have any commitment to become a party to, any “off balance sheet arrangements.”

(c)   Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, taken as a whole, all accounts receivable of the Companies were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid and enforceable claims (subject to the Enforceability Exception), are not subject to any setoff, counterclaim or Proceeding (except as may arise under Applicable Law) and are collectible in accordance with their terms, except to the extent of any specific reserves against such accounts receivable reflected on the applicable Financial Statements to the extent required by GAAP. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Companies, taken as a whole, all accounts payable of the Companies arose in bona fide, arm’s length transactions in the ordinary course of business.

Section 3.08.   Ownership of the Shares. Seller or a Subsidiary of Seller is the record and beneficial owner of all of the Shares and will transfer and deliver to Buyer at the Closing good and valid title to the Shares, free and clear of any Lien (other than Liens arising under applicable securities laws).

Section 3.09.   Absence of Certain Changes. Since the Balance Sheet Date, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From the Balance Sheet Date to the date of this Agreement, (a) each of the Companies has conducted its business in the ordinary course consistent with past practices, in all material respects, and (b) except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies (taken as a whole), none of the Companies have taken any action that would, after the date hereof, require the prior written consent of, or good faith consultation with, Buyer under Sections 5.01(a)(i), (ii), (vi), (vii), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix) and (xxi) in respect of the foregoing.

Section 3.10.   No Undisclosed Material Liabilities. There are no Liabilities of the Companies, whether or not required by GAAP to be reflected or reserved against on a balance sheet of the Companies, other than (a) Liabilities specifically reflected or adequately reserved for in the Unaudited Interim Balance Sheet or disclosed in the notes thereto, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date or to be performed in the ordinary course of business pursuant to Material Contracts (it being understood that in no event shall any Liability resulting from tortious conduct, litigation, infringement, misappropriation, violation of Applicable Law or breach of Contract be deemed to have been incurred in the ordinary course of business), (c) Liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in Section 3.10 of the Seller Disclosure Schedule and (d) other undisclosed Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11.   Material Contracts.

(a)   Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts to which any Company is a party or by which any Company or its respective assets or properties is bound that fall within the following categories as of the date hereof (such Contracts listed or required to be listed on Section 3.11(a) of the Seller Disclosure Schedule, together with all Contracts entered into after the date hereof that, if entered into immediately prior to the date hereof, would have been required to be listed on Section 3.11(a) of the Seller Disclosure Schedule, are referred to herein as the “Material Contracts”):

(i)   any Contract that is a Real Property Lease;

(ii)   any Contract with obligations of any Company to make capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(iii)   other than purchase orders issued in the ordinary course of business, any Contract for the purchase of services, equipment or other tangible assets providing for either (A) annual payments by any of the Companies of $1,000,000 or more or (B) anticipated receipts of more than $1,000,000 in any calendar year, in each case, that cannot be terminated on not more than 90 days’ notice without payment by any of the Companies of any material penalty;

(iv)   any partnership agreement, joint venture agreement, limited liability company agreement or other similar Contract;

(v)   any Contract relating to the acquisition or disposition of any business, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which a Company has material continuing obligations or Liabilities, including any “earn out” or deferred purchase price or similar contingent payment obligations or indemnification obligations, following the date of this Agreement;

(vi)   any Contract as an obligor or guarantor relating to Indebtedness of the type described in clauses (i) and (ii) of the definition thereof, or letters of credit, bankers’ acceptances, surety or other bonds or similar instruments issued in connection with the Business, in each case, whether or not drawn, or any Contract providing for Liens on assets of the Business securing any Indebtedness, in each case, other than any such Contracts exclusively between one or more Companies;

(vii)   any Contract that limits or restricts, or purports to limit or restrict, in any material respect the freedom of any Company (A) to compete with any Person, or engage in any product line or line of business or operate in any jurisdiction or geographic area during any period of time following the date of this Agreement, (B) to sell to or purchase from any Person, or (C) to hire any Person;

(viii)   any purchase, sales, distribution or other similar Contract providing for the sale by any of the Companies of materials, supplies, goods, services, equipment or other tangible assets that provides for, or is reasonably expected to provide for, annual payments to the Business of $2,000,000 or more;

(ix)   any material Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(x)   any material option, franchise or similar Contract;

(xi)   any material agency, dealer, sales representative, marketing or other similar Contract;

(xii)   any Contract that contains a material exclusivity, requirements or similar provision binding on the Companies;

(xiii)   any Contract containing “most favored nation” provisions or other preferential pricing terms;

(xiv)   any material Contract with a Governmental Authority;

(xv)   any collective bargaining agreement or any other Contract with any labor union, works council or other employee representative body;

(xvi)   any Contract with a Material Customer or Material Vendor;

(xvii)   any Contract between any of the Companies, on the one hand, and Seller or any of its Affiliates (other than the Companies), on the other hand;

(xviii)   any Contract material to the Business pursuant to which any of the Companies (or Seller or any of its Affiliates with respect to the Business) grants or is granted a license to use, or a covenant not to sue or be sued under, any Intellectual Property Rights, other than (A) non-exclusive licenses granted by any of the Companies (or Seller or any of its Affiliates with respect to the Business) in the ordinary course of business, (B) nondisclosure, confidentiality, or employee or contractor invention assignment agreements entered into in the ordinary course of business on the Companies’ applicable standard terms, and (C) licenses for commercially available “off the shelf” software (including any open source software);

(xix)   any Contract that involves any resolution or settlement (in whole or in part) of any actual or threatened Proceeding that (A) has not been fully performed by the Companies prior to the date hereof, or (B) imposes any continuing (after the Closing) injunctive or other non-monetary relief on the Business or any Company;

(xx)   any Contract with any Company Employee with base annual compensation in excess of $350,000;

(xxi)   any employment, severance, retention, change in control, bonus or other agreement or arrangement with any Company Employee that provides for the payment of any cash or other compensation or benefits that constitute Transaction Expenses;

(xxii)   any Contract under which any Company, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in any such case, which, individually, is in excess of $250,000; and

(xxiii)   any Contract to enter into any of the foregoing.

(b)   Each Material Contract is a valid and binding agreement of the applicable Company party thereto and is in full force and effect, and none of the Companies or, to Seller’s knowledge, any other party thereto, is in default or breach under the terms of any such Material Contract, and no event has occurred or circumstances exist that, with the giving of notice or lapse of time or both, would constitute a breach or default thereunder by any of the Companies or, to the knowledge of Seller, any other party thereto, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has made available to Buyer a true, correct and complete copy of each written, and a true, correct and complete summary of each oral, Material Contract (including any amendments, modifications and waivers thereto) in effect as of the date hereof.

Section 3.12.   Litigation. There are, and since January 1, 2020 there have been, no Proceedings pending or, to the knowledge of Seller, threatened against any Company that, if adversely determined, (a) would be material to the Companies, (b) would result in a material injunction against the Companies or (c) would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13.   Compliance with Laws; Permits.

(a)   Each Company is (and since January 1, 2020 has been) in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2020, none of the Companies (nor Seller or any of its other Affiliates, with respect to the Business) has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law by any Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller, no investigation or audit by any Governmental Authority with respect to any Company is pending, nor has any Governmental Authority notified Seller or any of the Companies in writing of an intention to conduct any such investigation or audit, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Each Company holds, and is in compliance with, all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for the lawful operation of the Business, except where the absence of any such Permit or failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Permit is, and since January 1, 2020 has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not the subject of a written notice to that effect, and, to the knowledge of Seller, is not and has not been the subject of a Proceeding threatening to suspend, revoke, cancel or adversely modify any such Permit, except where any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14.   Properties.

(a)   None of the Companies owns any real property.

(b)   Section 3.14(b) of the Seller Disclosure Schedule sets forth a true, complete and accurate list of all leases of real property (each, a “Real Property Lease”) pursuant to which any Company leases, subleases, licenses or otherwise occupies real property (such real property, the “Leased Real Property”) in the operation of the Business as of the date hereof. With respect to each Real Property Lease and Leased Real Property, as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)   the use and occupancy by the applicable Company of such Leased Real Property is not in breach, violation or non-compliance of or with any Applicable Laws;

(ii)   except in connection with the consummation of the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) or as set forth on Section 3.14(b) of the Seller Disclosure Schedule, no Company has assigned, transferred, subleased, conveyed, mortgaged, deeded in trust or encumbered any interest in such Real Property Lease; and

(iii)   there has been no material destruction, damage or casualty (other than ordinary wear and tear) with respect to such Leased Real Property that has not been fully repaired or restored.

Section 3.15.   Intellectual Property.

(a)   Section 3.15 of the Seller Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all registrations and applications for registration of Intellectual Property Rights included in the Company Intellectual Property Rights. The Company Intellectual Property Rights that are material to the Business are, subsisting and unexpired, and, to Seller’s knowledge, valid and enforceable. The Companies exclusively own the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Encumbrances. All other Intellectual Property Rights used in or otherwise necessary for the Business are licensed to the Companies pursuant to a valid and enforceable written license, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Intellectual Property Rights used in or otherwise necessary for the Business, including the Company Intellectual Property Rights, shall be available for use by Buyer and the Companies immediately after the Closing Date on substantially identical terms and conditions under which the Companies owned or used such Intellectual Property Rights immediately prior to the Closing Date.

(b)   No Company Intellectual Property Right is subject to any outstanding injunction, order, decree or judgment issued by a Governmental Authority restricting the use thereof by the Business, or restricting the licensing thereof by the Business to any Person, except for any injunction, order, decree or judgment that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Companies and the operation of the Business is not currently infringing, misappropriating, diluting or otherwise violating, and since January 1, 2020, has not infringed, misappropriated, diluted, or otherwise violated, any valid and enforceable Intellectual Property Right owned by any Person, except for any infringement, misappropriation, dilution or other violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are, and since January 1, 2020 there have been, no Proceedings pending, or to Seller’s knowledge, threatened against any Company, which (i) challenge the validity, scope or enforceability of any Company Intellectual Property Rights or (ii) allege that the Business has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Right of any third party. To the Seller’s knowledge, no Person has materially infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property Rights. Neither Seller nor any Company has sent any written notice or initiated any Proceeding alleging any infringement, misappropriation, dilution or other violation which remains pending or otherwise unresolved.

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Companies take commercially reasonable actions to protect and enforce the Company Intellectual Property Rights, including to maintain the confidentiality of the trade secrets forming a part of the Company Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement or otherwise subject to a binding obligation (including professional obligations) of confidentiality. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect, all Persons who have contributed to, developed or conceived any Intellectual Property Rights in the course of their employment or engagement with the Companies have done so pursuant to a valid and enforceable written agreement that assigns to the Companies ownership of each such Person’s contribution, development or conception and all Intellectual Property Rights embodied therein or arising therefrom.

(d)   None of the source code for any Software included in the Company Intellectual Property Rights (“Company Software”) is subject to any source code escrow agreement or other material agreement requiring the deposit of source code of any Company Software for the benefit of any Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Software incorporates, is derived from or has embedded in it any open source software in a manner that: (i) would require source code for such Company Software to be disclosed to any Person; or (ii) would require any of the Companies to license or redistribute any of the Company Software at no charge.

(e)   With respect to the Software used in the conduct of the Business (“Business Software”), the Business, as of the date hereof, has not experienced any material defects in such Business Software, including any material error or omission in the processing of any transactions, that have not been appropriately remediated, and, to Seller’s knowledge, the Business Software does not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of such Software (including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data). Since January 1, 2020, (i) there have been no security breaches, violations, or unauthorized access to or disclosure or use of the Business Software or other information technology systems used by or on behalf of the Business (collectively, “IT Assets”) or any data, including Personal Information, contained therein or processed thereby, except for any that were resolved without any material cost or liability or the obligation to notify any Person, and (ii) there have been no disruptions in any IT Assets that materially adversely affected the Business. The Business has taken reasonable measures (including evaluating its disaster recovery and backup needs and implementing, maintaining and testing plans and systems that reasonably address its assessment of risk) to maintain and protect the integrity, security, redundancy and continuous operation of the owned IT Assets, including through reasonable administrative, technical, and physical safeguards.

Section 3.16.   Privacy and Security.

(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Companies, their officers, employees, and any processors acting on their behalf are and have at all times since January 1, 2020 been in compliance with all applicable Privacy Requirements.

(b)   The Companies have reasonable safeguards, including appropriate technical, physical, and organizational measures, in place that are designed to ensure the integrity and security of Personal Information and to protect such Personal Information against any unplanned, accidental, unlawful or unauthorized destruction, alteration, corruption, misuse, loss, theft, disclosure or access.

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company has had any data breaches or security incidents (as those terms are defined under applicable Privacy Requirements) involving Personal Information. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no circumstance has arisen in which any Privacy Requirement would require any Company to notify a Person or Governmental Authority of a data breach or security incident.

(d)   No Company has (i) received any written notice of any third party claim, demand or audit, or (ii) to Seller’s knowledge, been charged with or subject to any audit or investigation by any Governmental Authority, in the case of each of clauses (i) and (ii), regarding the violation of any applicable Privacy Requirement.

Section 3.17.   Labor Relations.

(a)   Seller and its Affiliates (solely with respect to the Business) and each Company is and has since January 1, 2020 been in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee, worker or independent contractor classification, holiday pay, employee information and consultation obligations, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Since January 1, 2020, (i) neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has been a party to, bound by or subject to, or is negotiating in connection with entering into, any collective bargaining or other similar labor agreement, and, to Seller’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee, (ii) there has been no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s knowledge, threatened in writing against the Business and (iii) there are no unfair labor practice complaints pending or, to Seller’s knowledge, threatened in writing against the Business before any Governmental Authority, except for such actions, events and claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company Employees are represented by a labor union, works council or other employee representative body, and the consent or consultation of, or the rendering of formal advice by, any labor union, works council or other employee representative body is not required by Applicable Law or any agreement for Seller or its Affiliates or any Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c)   Since January 1, 2020, neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has closed any site of employment, effectuated any group layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has Seller nor any of its Affiliates (solely with respect to the Business) nor any Company announced any such action or program for the future.

(d)   Since January 1, 2020, (i) no officer, director or management level employee of any Company has been the subject of a material allegation of sexual harassment or sexual misconduct and (ii) neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any officer, director or management level employee of any Company.

Section 3.18.   Employee Benefit Plans.

(a)   Set forth in Section 3.18(a) of the Seller Disclosure Schedule is an accurate and complete list as of the date hereof of each material Company Benefit Plan and each material Seller Benefit Plan. For each such Company Benefit Plan and Seller Benefit Plan, Seller has made available to Buyer a copy of such plan (or a summary of material terms, if the plan is unwritten) and all material amendments thereto and, if applicable, the most recently filed annual return/report (in the case of a non-International Plan or non-UK Plan, on Form 5500), the most recent summary plan description, the most recent determination or opinion letter received from the IRS, and all material non-routine documents and correspondence relating to such plan received from or provided to the IRS, the Department of Labor or any other Governmental Authority during the past year.

(b)   None of the Companies or any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has or is reasonably expected to have any Liability in respect of, any Employee Benefit Plan that is subject to Title IV of ERISA, including any Multiemployer Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and to the knowledge of Seller, no circumstances exist or events have occurred that would reasonably be expected to adversely affect such qualification, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)   The Companies have no current or projected material Liability in respect of post-employment or retirement health or medical or life insurance benefits for retired, former or current Company Employees or other current or former individual service providers of the Companies, except as required to avoid excise tax under Section 4980B of the Code or as otherwise required by Applicable Law.

(e)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will (i) cause any payments to become due or payable to any Company Employee or other individual service provider of any Company, (ii) cause any acceleration, vesting or increase in benefits to any Company Employee or other individual service provider of any Company, in each case, under any Company Benefit Plan or Seller Benefit Plan (to the extent that any Company would reasonably be expected to have any Liability with respect thereto), or (iii) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Company Employee or other individual service provider of any Company. No Company has any obligation to gross-up or indemnify any Company Employee or other individual service provider of any Company with respect to any Tax, including under Section 409A, 457A or 4999 of the Code or otherwise.

(f)   Each Company Benefit Plan has been maintained and administered in compliance with its terms and Applicable Law, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each UK Plan and each other International Plan, if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and, if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is, to the extent so required, funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 3.19.   Employees.

(a)   Seller has provided to Buyer a true, accurate and complete list of the name or employee identification number of each Company Employee who is providing services to one or more of the Companies as of the date hereof (the “Employee List”), including, as applicable, such employee’s title, hire date, location, annual salary or base wage rate and most recent annual bonus received. Notwithstanding the foregoing, Seller may anonymize or aggregate the foregoing data to the extent that Seller reasonably determines in consultation with Buyer that such anonymization or aggregation is necessary to comply with any applicable Privacy Requirement (including the Seller’s or any of the Companies’ internal employee data privacy policies). Five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer a revised version of the Employee List, updated as of no more than ten (10) Business Days prior to the Closing Date.

(b)   Since January 1, 2020, Seller has not entered into any agreement which involved or may involve Seller (and no event has occurred which would reasonably be expected to involve Seller in the future) acquiring or disposing of any undertaking or part of one such that the Transfer of Undertaking (Protection of Employment Regulations)

2006/246, as applied or may apply thereto which affected or may affect the Business or any Company Employee in any material respect.

Section 3.20.   Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Companies are, and since January 1, 2020 have been, in compliance with, and possess, all permits required pursuant to, all applicable Environmental Laws; and (b) (i) since January 1, 2020, no written notice, order, request for information, complaint or penalty has been received by any Company and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law that have not been settled, dismissed, paid or otherwise resolved.

Section 3.21.   Taxes. Except as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)   (i) All Tax Returns required to be filed by the Companies have been timely filed (taking into account applicable extensions); (ii) all Taxes due and owing by each Company (whether or not shown as due and payable on any Tax Returns) have been timely paid in full; (iii) all Tax Returns described in clause (i) are true, correct and complete; and (iv) all Tax reliefs and Tax benefits claimed by each Company have been validly claimed.

(b)   For each Company, no written claim has been made by a Taxing Authority in a jurisdiction where such Company does not pay Taxes or file Tax Returns of a certain type that such Company is or may be subject to such Tax by, or required to file such Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(c)   None of the Companies has, or within the applicable statute of limitations has had, a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office, fixed or other place of business or other taxable presence in, or is (or within the applicable statute of limitations has been) resident for Tax purposes in, a jurisdiction other than the jurisdiction in which it is organized.

(d)   There are no Liens with respect to Taxes upon any assets of any Company, other than Permitted Encumbrances.

(e)   The Companies have collected, deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be collected, deducted, withheld or paid in connection with amounts paid or owing to or from, or benefits awarded or acquired by (or for the benefit of) any (or any associate of any) Company Employee, independent contractor, creditor, stockholder, customer or other third party or other Person, and each Company has complied with all related reporting and record keeping requirements.

(f)   Other than with respect to Taxes of the Seller Group, none of the Companies is party to any closing agreement pursuant to Section 7121 of the Code (or any similar or analogous provision of state, local or non-U.S. Applicable Law) or subject to any private letter rulings of the IRS or comparable ruling of any other Governmental Authority.

(g)   Other than with respect to Taxes of a Seller Group, none of the Companies have entered into a written agreement waiving or extending any statute of limitations in respect of a Tax.

(h)   (i) No dispute, claim, assessment, audit, action, suit, proceeding, examination or investigation (whether or not relating to a primary liability of a Company) (each a “Tax Action”) is now pending or currently in progress, or, to the Seller’s knowledge, has been threatened against or with respect to the Companies in respect of any Tax (other than with respect to Combined Taxes), and (ii) no deficiency of Tax (whether or not a primary liability of a Company) has been proposed in writing against any Company or any of their assets or properties (other than with respect to Combined Taxes) that has not been resolved.

(i)   None of the Companies (i) is or has been a member of an affiliated group filing a consolidated, joint, unitary or combined federal income Tax Return (other than a Seller Group) or is or has been a member of a group for any other Tax purpose; (ii) has any obligation that will survive, and will not be terminated before, the Closing under a Tax Sharing Agreement; (iii) has any liability for or obligation in respect of the Taxes of any other Person (other than a Company) by reason of Contract (other than any customary third party commercial agreements not relating to the purchase or sale of any business and any agreements, in each case entered in the ordinary course of business for which Taxes are not the principal subject matter), assumption, joint, several, transferee or successor liability, (including, without limitation, Treasury Regulations Section 1.1502-6 or any analogous or similar provision of Applicable Law, but excluding any liability of the Seller Group), or operation of Applicable Law.

(j)   Other than with respect to Combined Taxes, none of the Companies (nor Buyer or its direct or indirect Subsidiary by reason of its ownership of any Company) are or will be required to pay any Tax, include any amounts in income, profits or gains, or exclude any items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of an action, event, election, relationship or circumstance entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) on or before the Closing Date, including as a result of: (i) a change in or incorrect method of accounting occurring prior to the Closing, including by reason of application of Section 481 of the Code (or an analogous provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction entered into before Closing; (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing; (iv) a “closing agreement” as described in Section 7121 of the Code (any corresponding or similar provision of state or local Income Tax Applicable Law or any similar provision of non-U.S. Applicable Law) executed on or prior to the Closing Date; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Applicable Law or non-U.S. Applicable Law); or (vi) an election under Section 965(h) of the Code or (vii) the application of any Pandemic Response Law, provided that, in this paragraph (j) to the extent relevant to non-U.S. Taxes, references to the “Closing Date” shall be construed as references to the “Closing.”

(k)   None of the Companies has participated or engaged in any transaction (i) that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any comparable, similar or analogous provision of state, local or non-U.S. Applicable Law) or (ii) that was required to be disclosed or reported to any Taxing Authority pursuant to Part 7 of the UK Finance Act 2004, Schedule 11A of the UK Value Added Tax Act 1994, Schedule 17 of the UK Finance (No. 2) Act 2017 or any regulations made any of the foregoing, pursuant to any Applicable Law implementing Council Directive 2018/822/EU.

(l)   None of the Companies has been a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code within the applicable statute of limitations.

(m)   Each of the Companies, subject to the UK Criminal Finances Act 2017 has, and has at all times since the UK Criminal Finances Act 2017 took effect, had reasonable “prevention procedures” (within the meaning of Part 3 of the UK Criminal Finances Act 2017) in place. For each taxable period for which the statute of limitations has not yet expired, each Company has maintained (and has in its possession) such Tax records and supporting documents as are required pursuant to Applicable Law.

(n)   None of the Companies has any liability to any Governmental Authority under any escheat or abandoned or unclaimed property laws.

(o)   Other than with respect to Taxes of the Seller Group, none of the Companies has sought or received any material Tax credits or deferrals pursuant to any Pandemic Response Law.

(p)   Other than with respect to Combined Taxes, none of the Companies is or has been subject to, or the beneficiary of, a Tax relief, Tax holiday or Tax incentive or grant in any jurisdiction that will terminate or be withdrawn (or otherwise be adversely affected) as a result of the consummation of the transactions contemplated by any Transaction Agreement, which termination shall impose any costs on the Companies.

(q)   Each Target Company is treated as a corporation for U.S. federal income tax purposes.

(r)   Within the applicable statute of limitations, each Company has collected and remitted all sales and use Taxes required to be collected and remitted, to the relevant Taxing Authority or other Governmental Authority within applicable time limits (or, in the case of US sales and use Taxes, have been furnished properly completed exemption certificates). No Company makes any exempt supplies for VAT purposes.

(s)   With the exception of any such Tax liability provided for in clause (ii)(B)(2) of the definition of Unpaid Taxes, on and/or following the Closing, no Company will be liable for any UK employment, payroll or similar Taxes payable to HMRC in respect of securities (or interests in, or rights to, securities) of Seller acquired by any current or former director of any Company (in its capacity as such) or any Company Employee prior to, on or after the Closing.

(t)   All documents under which any Company has any right, title or interest (or which might otherwise be necessary or desirable in proving such right, title or interest) to or in any material asset which attract UK stamp duty have, in each case, been duly stamped.

Notwithstanding anything to the contrary, Seller makes no representation or warranty in this Section 3.21 or otherwise in this Agreement as to the amount or availability for use after the Closing of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of the Companies, including Tax basis, net operating losses, capital losses, Tax credits and other Tax assets or attributes (in each case, after the Closing).

Section 3.22.   Insurance. True and complete copies of all insurance policies or binders of fire, liability, errors and omissions, workers’ compensation, vehicular, and other material insurance held by or on behalf of each Company (the “Insurance Policies”) as of the date hereof have been made available to Buyer. All of the Insurance Policies are in full force and effect, and no Company has (a) received any written notice of cancellation or non-renewal or any such Insurance Policy or (b) taken any action or failed to take any action which would (i) constitute a material breach of material default of such Insurance Policy or (ii) permit the termination or modification of any such Insurance Policy in any material respect. There are no material claims under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All premiums due and payable with respect to such policies have been paid in full to date and the Insurance Policies provide for coverage that is reasonable for the operation of the Business of a scope and coverage consistent in all material respects with customary practice in the industries which the Companies operate.

Section 3.23.   Affiliate Transactions. Section 3.23 of the Seller Disclosure Schedule sets forth a list of all Contracts, commitments, transactions or other arrangements or agreements between Seller or its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand. As of the Closing, except as set forth on Section 5.08 of the Seller Disclosure Schedule, all Liabilities and obligations of the Companies or of the Business, on the one hand, to Seller or its Affiliates (other than the Companies), on the other hand, shall have been cancelled without Liability to Buyer or the Companies, and none of the Companies nor the Business will have any Liabilities to Seller or its Affiliates other than pursuant to the terms of this Agreement and the other Transaction Agreements.

Section 3.24.   Customers and Suppliers.

(a)   Section 3.24(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top fifteen (15) customers of the Companies on a consolidated basis by the dollar value of sales to such customer for each of the fiscal years ended December 31, 2020 and December 31, 2021 (each a “Material Customer”). The Companies have not received any written notice that any of the Material Customers will, or intends to, stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, purchasing materials, products or services from the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b)   Section 3.24(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top fifteen (15) vendors of the Companies on a consolidated basis by the dollar value of purchases from such vendor for each of the fiscal years ended December 31, 2020 and December 31, 2021 (each a “Material Vendor”). The Companies have not received any written notice that any of the Material Vendors will, or intends to, stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, supplying materials, products or services to the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.25.   Finders’ Fees. Except for Morgan Stanley & Co. LLC (“MS”) (the fees and expenses of which will be paid in their entirety by Seller), there is no investment banker, broker, agent, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Companies who is entitled to any finder’s fee, brokerage commission or other similar compensation or payments from any Company or their respective Affiliates in connection with the transactions contemplated by this Agreement. None of Buyer nor any of its Affiliates (including, from and after the Closing, the Companies) will be bound by any of the terms of the engagement letter with MS.

Section 3.26.   Sufficiency of Assets. Assuming all third party consents and Permits contemplated by this Agreement or the other Transaction Agreements are obtained, the rights, properties and assets used or held by the Companies, together with the services provided under the Transition Services Agreement, are sufficient to conduct the Business in substantially the same manner as currently conducted and conducted during the twelve (12) months prior to the date of this Agreement and through the Closing, except as to Cash. Seller and its Affiliates (other than the Companies) do not own or hold (i) any of the properties, rights or assets primarily related to or used in the Business or (ii) any Intellectual Property Rights used in and material to the conduct of the Business (other than the Seller Marks).

Section 3.27.   Sanctions and Anti-Corruption.

(a)   Since January 1, 2017, each Company and, to the knowledge of Seller, its respective directors, officers, employees, agents, representatives and other Persons acting on its behalf, have complied with the U.S. Foreign Corrupt Practices Act of 1977, or all other applicable anti bribery and anti-corruption laws and regulations (the “Anti-Corruption Laws”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   No Company, and, to the knowledge of Seller, no director, officer or employee of any Company, is a Person (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2020, (i) no Company has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) each Company has complied with Sanctions. To the knowledge of Seller, there is no, and since January 1, 2017 has been no, investigation by, request for information from, or pending self-disclosure to, any Governmental Authority or any legal proceeding, in each case, regarding any Company’s actual or possible violation of any Anti-Corruption Laws or Sanctions.

(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company and, to the knowledge of Seller, no director, officer, employee, agent, representative or other Person acting (or purportedly acting) for the benefit of any Company has, directly or indirectly, since January 1, 2020, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, employee or representative of a state-owned enterprise or instrumentality, foreign political party, foreign political party official or candidate for foreign political office) for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law.

Section 3.28.   Acquiring for Investment. Seller is acquiring the Class C Partnership Interests for its own account for investment and not for resale or distribution. Seller acknowledges that the Class C Partnership Interests have not been registered under the laws of any jurisdiction. Seller has no Contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise dispose of the Class C Partnership Interests and Seller has no present plan or intention to enter into any such Contract, undertaking, agreement or arrangement, in each case, that would constitute a violation of any Applicable Law.

Section 3.29.   No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3, the other Transaction Agreements, or any certificate delivered pursuant to Section 8.01(b)(iv) (collectively, the “Seller Express Representations”), none of Seller, any Company or any of their respective Related Parties has made, or is making and shall not be construed as having made or making, any express or implied representation or warranty whatsoever to Buyer or any of its Related Parties, at law or in equity, and each hereby expressly disclaims any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or any of its Related Parties). Without limiting the generality of the foregoing, none of Seller, any Company or any of their respective Related Parties has made or is making and shall not be construed as having made or making, any express or implied representation or warranty of any nature and shall not be liable in respect of: (a) any projections, estimates or budgets delivered to or made available to or provided to Buyer or any of its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or any other Person or the future business and operations of the Companies or any other Person, except to the extent arising out of, attributable to or resulting from Fraud, or (b) any other information or documents made available to Buyer or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Related Parties or otherwise) with respect to the Companies or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in the Seller Express Representations.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.01.   Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

Section 4.02.   Authorization.

(a)   The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer.

(b)   This Agreement constitutes a valid, binding and enforceable agreement of Buyer and each other Transaction Agreement to which Buyer is a party, when executed and delivered by Buyer, will constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 4.03.   Governmental Authorization. The performance, execution and delivery of this Agreement and each other Transaction Agreement to which Buyer is a party by Buyer requires no consent, waiver, approval, authorization, order or permit of, or declaration, or notification to, or action by or in respect of, or registration or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws; (ii) compliance with applicable securities laws; and (iii) any consents, waivers, approvals, authorizations, orders or permits of, declarations, notifications to, actions, registrations or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby. Buyer further represents and warrants to Seller as set forth on Schedule 4.03 to this Agreement.

Section 4.04.   Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate the organizational documents of Buyer, (b) assuming the expiration or termination of the applicable waiting period under the HSR Act and compliance with any other applicable Antitrust Laws and Investment Screening Laws, violate any Applicable Law, require any consent, approval, permit or other action by any Person under, constitute a default under, or give rise to any third party right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material agreement or other instrument binding upon Buyer or (c) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Encumbrances and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.05.   Purchase for Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act or any state securities laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

Section 4.06.   Litigation. Buyer is not a claimant or defendant in or otherwise a party to any Proceedings concerning its business, which are in progress or, to Buyer’s knowledge, threatened or pending by or against or concerning its business that would, if adversely determined, reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.07.   Finders’ Fees. There is no investment banker, broker, agent, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to receive any finder’s fee, brokerage commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates would be responsible.

Section 4.08.   Financing.

(a)   Buyer has delivered to Seller, on or prior to the date hereof, true and complete copies of (i) a fully executed commitment letter, dated as of the date hereof, by and among Buyer and the financial institutions party thereto (the “Debt Financing Sources”), including all annexes, exhibits, schedules and other attachments thereto and all executed fee letters associated therewith (other than the fees set forth therein, which have been redacted, none of which would reasonably be expected to adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing) (the “Debt Commitment Letter”), dated as of the date hereof, pursuant to which the lenders and other parties thereto have committed, on the terms and subject to the conditions set forth therein, to provide Buyer with debt financing in the amounts set forth therein in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) a fully executed commitment letter, dated as of the date hereof, by and between Sponsor and Buyer, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitment Letters”) pursuant to which Sponsor has committed to provide Buyer with equity financing in the amount and on the terms and subject to the conditions set forth therein in connection with the transactions contemplated hereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Buyer has provided to the Company, on a confidential basis, copies of all fee letters associated with the Debt Financing that have been redacted to delete any confidential compensation information, certain market flex provisions and fee amounts (none of which would reasonably be expected to adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing). The Equity Commitment Letter provides, and will continue to provide, that Seller is an express and intended third party beneficiary thereunder with respect to the provisions specified therein.

(b)   As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and constitutes a valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, (ii) the Equity Commitment Letter is in full force and effect and constitutes a valid and binding obligation of Buyer and the other parties thereto and (iii) assuming due and valid execution by each other party thereto, each of the Financing Commitment Letters constitute a valid, binding and enforceable agreement of Buyer and the other parties thereto in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exception. Except as expressly permitted by Section 5.17(b) and Section 5.17(c), no Financing Commitment Letter has been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no such amendment, modification, waiver, withdrawal or rescission is currently contemplated or the subject of discussions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under (A) the Debt Commitment Letter on the part of Buyer or, to the knowledge of Buyer, any other party thereto, or (B) the Equity Commitment Letter on the part of Buyer or any other party thereto. As of the date hereof, Buyer is not aware of any fact, event or other occurrence that makes any of the representations and warranties of Buyer in any Financing Commitment Letter inaccurate in any material respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any flex provisions) other than the conditions precedent expressly set forth in the Financing Commitment Letters, and as of the date of this Agreement, Buyer has no reason to believe that (1) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Financing Commitment Letters, including any condition to the closing of the Financing, or (2) the full amount of the Financing will not be made available to Buyer at or prior to the Closing. As of the date hereof, other than the Financing Commitment Letters, there are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing. The aggregate proceeds of the Financings are in an amount sufficient to (I) consummate the Closing on the terms contemplated by this Agreement, (II) pay all other amounts payable by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (III) pay all related fees and expenses of Buyer and its Affiliates and its and their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives (the foregoing, collectively, the “Funding Obligations”). Buyer has fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case, as are required to be paid on or prior to the date hereof pursuant to the terms of the Financing Commitment Letters.

(c)   Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Section 11.13, the consummation of the Financing, Alternative Financing or any other financing shall not be a condition to any obligations of Buyer hereunder, including the obligation to consummate the transactions contemplated hereby in accordance herewith.

Section 4.09.   Solvency; Post-Closing Intent.

(a)   Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Companies. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, and assuming (i) the accuracy of the representations and warranties of Seller set forth in Article 3 (for such purposes, such representations shall be true and correct in all material respects without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualification or expectation) and compliance in all material respects by Seller with its covenants contained herein, (ii) any estimates, projections or forecasts with respect to the Companies and the Business that have been provided to Buyer have been prepared in good faith upon assumptions that were reasonable as of the date provided and (iii) immediately prior to the Closing, none of the Companies are insolvent after giving effect to the transactions contemplated by this Agreement, then, Buyer and its Subsidiaries will be Solvent. For purposes of this Agreement, the term “Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (A) have property with fair value greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (B) have assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (C) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (D) not be engaged in business or a transaction, and not be about to engage in a business or transaction, for which it has unreasonably small capital.

(b)   As of the date hereof, neither Buyer nor any of its Affiliates have any current intention to divest any material assets of the Companies or otherwise implement any material adverse changes to the operation of the Business following the Closing that would reasonably be expected to have a material adverse effect on the ability of the Companies (taken as a whole) to fully satisfy their creditors.

Section 4.10.   No Prior Operations; Capitalization. Buyer is a newly formed entity that was formed specifically in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and, except as required in connection with the transactions contemplated hereby and thereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. Sponsor is the direct or indirect beneficial owner of 100% of the outstanding Equity Interests of Buyer.

Section 4.11.   Guarantee. Concurrently with the execution of this Agreement, Sponsor has delivered to Seller a duly executed Guarantee. Sponsor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all organizational powers required to carry on its business as now conducted. The execution, delivery and performance by Sponsor of the Guarantee, and the consummation of the transactions contemplated thereby, are within the organizational powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor and its equityholders. As of the date hereof, the Guarantee is in full force and effect and constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, in the case of enforceability, subject to the Enforceability Exception. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under the Guarantee.

Section 4.12.   Inspections; No Other Representations or Warranties.

(a)   Buyer is an informed and sophisticated purchaser and has engaged expert advisors experienced in the evaluation and purchase of businesses such as its acquisition of the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees to accept the Shares and the Business in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters.

(b)   Except for the Seller Express Representations, none of Seller or any Company or any of their respective Related Parties has made or is making, and shall not be construed as having made or making, any express or implied representation or warranty of any nature to Buyer or its Related Parties, at law or in equity, with respect to matters relating to Seller, the Companies, or any other Person, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and, as a substantial inducement to Seller’s willingness to enter into this Agreement, Buyer hereby represents, warrants, covenants and agrees, on behalf of itself and its Related Parties, and expressly disclaims reliance on, any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or any of its Related Parties that is not expressly the subject of a Seller Express Representation), except in the case of Fraud. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Seller, the Companies or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or any other Person or the future business and operations of the Companies or any other Person or (ii) any other information or documents made available to Buyer or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Related Parties or otherwise) with respect to the Companies or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), in each case except for the Seller Express Representations.

(c)   Should the Closing occur, except for the Seller Express Representations, Buyer shall acquire the Companies in an “as is” condition and on a “where is” basis and “with all faults” and, in each case, without, any representation or warranty of any kind, express or implied, written or oral, statutory or otherwise, at law or in equity, of any nature, in respect of Seller, the Companies or any other Person, the Equity Interests of the Companies or any of the assets, properties, Liabilities, businesses, operations or affairs of Seller, the Companies or any other Person, including with respect to any express or implied warranties relating to (i) merchantability, quality, quantity, suitability or fitness for any particular purpose, (ii) the operation of the Companies by Buyer after the Closing, (iii) the probable success or profitability of the Business after the Closing and (iv) the non-infringement, misappropriation, dilution or other violation of third party Intellectual Property Rights, and any such other purported representations and warranties are expressly disclaimed.

(d)   Except as expressly and specifically set forth in this Article 4, the other Transaction Agreements, or any certificate delivered pursuant to Section 8.01(c)(iii), none of Buyer, its Affiliates or any of their respective Related Parties has made, or is making and shall not be construed as having made or making, any express or implied representation or warranty whatsoever to Seller or any of its Related Parties, at law or in equity, and each hereby expressly disclaims any such other representations or warranties (including as to the accuracy or completeness of any information provided to Seller or any of its Related Parties).

Article 5
Covenants

Section 5.01.   Conduct of Business.

(a)   From the date of this Agreement until the Closing Date, except (i) as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, as reasonably necessary to consummate the Pre-Closing Restructuring), (ii) as required by Applicable Law or required or requested by any Governmental Authority (including any COVID-19 Measures), (iii) for actions or omissions in reasonable response to the COVID-19 pandemic, (iv) as set forth in Section 5.01 of the Seller Disclosure Schedule or (5) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Companies to, use commercially reasonable efforts to (x) conduct the Business in the ordinary course in all material respects and (y) preserve intact the current Business and maintain their relations with suppliers, customers, licensors and other Persons having a material business relationship with the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (A) as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, as expressly contemplated by the Pre-Closing Restructuring), (B) as required by Applicable Law or required or requested by any Governmental Authority (including any COVID-19 Measures), (C) for actions or omissions in reasonable response to the COVID-19 pandemic, (D) as set forth in Section 5.01 of the Seller Disclosure Schedule or (E) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit the Companies or the Business to:

(i)   (A) amend or change (whether by merger, consolidation or otherwise) any Company’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or equivalent organizational documents in any materially adverse respect, or (B) enter into a joint venture or equity partnership or form any Subsidiary;

(ii)   (A) adjust, split, combine, subdivide, recapitalize or reclassify any Company Securities or (B) make, authorize, declare, set aside, establish a record date for, or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof), other than (x) cash dividends or other cash distributions by the Companies to Seller or an Affiliate of Seller paid prior to the Reference Time or (y) as may facilitate the settlement or elimination of intercompany accounts between any of the Companies, on the one hand, and Seller and any of its Affiliates, on the other, in each case, prior to the Reference Time;

(iii)   (A) make capital expenditures or directly or indirectly incur any obligations or liabilities in connection therewith in excess of the aggregate amount set forth in the Business’ capital expenditures budget as provided to Buyer prior to the date hereof (the “Capex Budget”) by more than $1,000,000 in the aggregate or (B) materially delay or fail to make any material capital expenditures expressly contemplated by the Capex Budget;

(iv)   authorize for issuance, issue, grant, sell, deliver, dispose of, allow to lapse or expire, pledge or otherwise encumber any Equity Interests of any Company (including the Company Securities);

(v)   incur, issue, assume, guarantee, syndicate or otherwise become liable for, any Indebtedness of the type described in clauses (i), (ii), (viii) and (x) of the definition thereof, other than (x) performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business consistent with past practice or (y) Indebtedness incurred under the Companies’ existing credit facilities that will be repaid in full at or prior to the Closing;

(vi)   except with respect to Intellectual Property Rights (which are addressed in Section 5.01(a)(iii) below), (A) acquire or agree to acquire, sell, assign, transfer, convey, lease (as lessor), sublease (as sublessor), license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or dispose of any material tangible or intangible assets or properties (including by merger, consolidation, acquisition of stock or assets), except (1) developments, purchases and sales of products, inventory, supplies, equipment and similar goods and services in the ordinary course of business, (2) pursuant to Contracts in effect as of the date hereof and made available to Buyer or (3) as permitted by Section 5.01(a)(iii), or (B) sell, lease, mortgage, pledge, encumber, abandon, sell and leaseback or otherwise transfer or dispose of any real properties or any rights or interests therein;

(vii)   sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse, or otherwise transfer, dispose of, create or incur any Lien (other than Permitted Encumbrances) on, or grant any interest in or rights with respect to, any Company Intellectual Property Rights that are material to the Business, other than non-exclusive licenses entered into in the ordinary course of business;

(viii)   make any material loans, advances or capital contributions to, or material investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in effect as of the date hereof and made available to Buyer or (C) loans, advances or capital contributions to, or material investments in, one of the Companies;

(ix)   other than as required by the terms of any Company Benefit Plan or Seller Benefit Plan or Applicable Law, (A) increase the compensation or fees or benefits of any Company Employee or other individual service provider of any Company, other than (x) annual increases in base salaries or wages to Company Employees or other individual service providers of any Company with annual base compensation of less than $100,000 in the ordinary course of business, (y) increases in benefits pursuant to the adoption of or amendment to a Seller Benefit Plan that is generally applicable to employees of Seller or its Affiliates (other than the Companies) that are participants in such Seller Benefit Plan or (z) pursuant to the Company’s ordinary course annual employee performance review process in respect of the performance year in effect as of the date hereof, (B) grant any rights to severance or termination pay to, any Company Employee or other individual service provider of any Company, other than severance or termination pay in the ordinary course of business consistent with past practice, (C) establish, adopt or materially amend any Company Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, (D) hire or terminate (other than for cause) any Company Employee or other individual service provider of any Company (or who would be a Company Employee or other individual service provider of any Company) with an annual base salary or wage rate in excess of $100,000, (E) take any action to accelerate the vesting, funding or payment of any benefit or compensation payable to any Company Employee or other individual service provider of any Company (in each case, other than any acceleration of vesting under any Seller Benefit Plan as required by the terms of this Agreement), or (F) make or forgive any loans to any Company Employee or other individual service provider of any Company in excess of $100,000;

(x)   recognize any labor union, works council, or other employee representative body as the representative of any Company Employees, or enter into any new or amended collective bargaining agreement or works council agreement covering Company Employees, in each case, except as required by Applicable Law;

(xi)   amend in any material respect, terminate, renew, sublease, assign or cancel any Contract listed in Section 3.11(a) or Section 3.14(b) of the Seller Disclosure Schedule, or enter into any new Contract that would have been required to be listed in Section 3.11(a) or Section 3.14(b) of the Seller Disclosure Schedule had it been in effect as of the date hereof, in each case, other than in the ordinary course of business;

(xii)   (A) cancel, compromise, settle, pay or discharge any Proceeding or threatened Proceeding, other than the payment, discharge or satisfaction of such claims, liabilities or obligations that (1) do not impose material restrictions on the Business or the properties, rights or assets of the Companies and (2) either (x) are disclosed or reserved against in the Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein or (y) require payment of less than $100,000 individually, or $500,000 in the aggregate, or (B) intentionally waive or release any material rights of the Companies with respect to any Proceeding or threatened Proceeding;

(xiii)   make any change to its methods of financial accounting, except as required by changes in GAAP or other Applicable Law;

(xiv)   take (or permit any director of any Company to) any action that would (or would be reasonably likely to): (A) change the jurisdiction in which any Company is resident for Tax purposes; (B) create a permanent establishment, permanent representative or other taxable presence for any Company in any jurisdiction in which that Company does not have one on the date of this Agreement; or (C) create an obligation to file Tax Returns in a jurisdiction in which the relevant Company is not currently required to file Tax Returns;

(xv)   other than solely with respect to a Combined Tax: make, change or revoke any material Tax election or method of accounting or taxable period for Tax purposes, file any material amended Tax Return, enter into any agreement with respect to material Taxes, settle or compromise any material Tax Action, surrender any (or any right to claim a) material Tax refund or any material Tax relief or benefit, request any ruling with respect to material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Taxes; provided that, for purposes of this Section 5.01(a)(xv), a matter shall be considered to be material if it implicates an amount of Tax in excess of $500,000;

(xvi)   adopt a plan or agreement of recapitalization, reorganization, merger or consolidation, complete or partial liquidation or dissolution;

(xvii)   materially delay or postpone the payment of account payable or other liabilities or take any action to materially accelerate the collection of accounts receivables, or otherwise materially change any policy or practice regarding extension of credits, prepayments, sales, collections, receivables or payment of accounts, in each case, other than in the ordinary course of business;

(xviii)   voluntarily make any materially adverse change to the operation or security of any owned IT Assets, except, in each case, as required by Applicable Law, or disclose any material trade secret, other than subject to reasonable confidentiality arrangements made in the ordinary course of business or as required by Applicable Law;

(xix)   cancel or allow to terminate any Insurance Policy or allow any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse, replacement coverage substantially equal to or greater than the existing coverage for a substantially similar cost is in full force and effect with no gap in coverage;

(xx)   except in the ordinary course of business, cancel, surrender, allow to expire or fail to renew, any Permits material to the Business or the Companies, taken as a whole;

(xxi)   create, incur, assume or guarantee any Lien, other than Permitted Encumbrances; or

(xxii)   agree or commit to do, or cause to be taken, any of the foregoing;

provided that, for the sake of clarity, prior to the Reference Time, nothing in this Section 5.01 shall restrict Seller or any of its Affiliates (including the Companies) from taking any action to: (i) cause the Companies to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of their cash, (ii) remove, or cause any Affiliate (including any Company) to remove, and pay to Seller or any of its Affiliates any cash held in any bank account of the Companies or the Business, (iii) settle or otherwise terminate or eliminate intercompany balances between or among Seller and any of its Affiliates, on the one hand, and the Business, on the other hand (including, for the avoidance of doubt, any such intercompany balances between or among the Companies), and make capital increases or decreases in connection therewith, or (iv) pay or cause to be paid any Indebtedness or Transaction Expenses with cash of any Company; provided, further, that, following the Reference Time and prior to the Closing, neither Seller nor any of its Affiliates shall take, or permit to be taken, any of the actions referred to in the immediately preceding proviso. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as Buyer may specify by notice to the Company) specifically referencing this Section and expressly granting consent shall constitute a valid form of consent of Buyer for all purposes under this Section 5.01(a): Aneal Krishnan (akrishnan@veritascapital.com).

(b)   Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, take or agree to take (or omit to take or agree to omit to take) any action, including any action (whether by merger, consolidation or otherwise) to acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, Person or division or part thereof, or any securities or collection of assets, including entering into (or agreeing to enter into) any letter of intent, agreement in principle or definitive agreement for the acquisition, purchase, lease or license thereof that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Closing or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law or Investment Screening Law, (ii) materially increase the risk of any Governmental Authority entering an order or injunction to prevent, prohibit, restrict or delay the consummation of the Closing or any of the other transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order or injunction on appeal or otherwise, (iv) result in the requirement under Applicable Law to obtain a consent of any Governmental Authority in order for the Closing to occur that was not previously so required or (v) otherwise prevent, prohibit, materially restrict or materially affect, impair or delay the satisfaction of the conditions set forth in Article 8 or the consummation of the Closing or any of the other transactions contemplated hereby.

Section 5.02.   Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Permits, actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Permits actions, consents, approvals or waivers.

Section 5.03.   Commercially Reasonable Efforts; Further Assurances.

(a)   Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all actions and to do, or cause to be done (including by their respective Subsidiaries), all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event prior to the End Date), including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that:

(i)   the parties hereto understand and agree that the commercially reasonable efforts of Buyer under this Section 5.03 only shall be deemed to include taking, and causing its Subsidiaries to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Law or otherwise so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements to occur as soon as reasonably practicable (and in any event prior to the End Date), including:

(A)   entering into any settlement, undertaking, tolling agreement, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby;

(B)   proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyer, Buyer’s Subsidiaries, those of any Company or one or more Companies;

(C)   terminating existing relationships, contractual rights or obligations of Buyer, Buyer’s Subsidiaries or those of any Company;

(D)   otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s, Buyer’s Subsidiaries’ or any Company’s freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer, Buyer’s Subsidiaries or any Company (each of the foregoing described in any of Section 5.03(a)(i)(A) through (D), a “Regulatory Concession”);

(E)   defending any Proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or the other Transaction Agreements or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements; and

(F)   seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

(b)   If requested by Buyer, Seller shall cause the Companies to agree to any Regulatory Concession; provided that (i) none of Seller or any of its Affiliates (other than the Companies) shall be required to make any Regulatory Concession and (ii) none of Seller or the Companies shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.

(c)   Seller and Buyer agree to, and Seller (prior to the Closing) and Buyer (after the Closing) agree to cause the Companies to, execute and deliver such other documents, certificates, agreements, conveyances and other writings and to take such other actions consistent with the terms of this Agreement as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(d)   In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make (or cause to be made by their applicable Affiliate) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five (5) Business Days of the date hereof. In addition, Buyer and Seller agree to make (or cause to be made by their applicable Affiliate) a filing and notification under the Antitrust Laws and Investment Screening Laws set forth on Section 8.01(a)(i) of the Seller Disclosure Schedule as promptly as practicable after the date hereof. Buyer and Seller agree to (and to cause their applicable Affiliates to) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws and, subject to the other provisions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws as soon as practicable. All filing and similar fees incurred by Buyer or Seller or any of their respective Affiliates in connection with causing the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws shall, in each case, be borne by Buyer.

(e)   Subject to Applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority (and afford the other party opportunity to comment and participate in responding, where appropriate) and (B) received by or on behalf of such party from any Governmental Authority, in each case, in connection with any filing, consent, authorization, order or approval under the HSR Act and any other applicable Antitrust Laws and Investment Screening Laws and (ii) use commercially reasonable efforts to consult with and keep the other party hereto informed as to the status of such matters. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such filing, consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by Applicable Law or exempted by this Agreement, offers the other party the opportunity to participate in such meeting or conversation.

(f)   Without limiting the generality of the foregoing provisions of this Section 5.03, in connection with their obligations pursuant to this Section 5.03, Buyer and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any action by a private party, in each case, with respect to this Agreement, the Business or the transactions contemplated hereby, (ii) notify each other of all documents filed with, submitted to or received from any Governmental Authority with respect to this Agreement, the Business or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with its preparation of any governmental filing or submission hereunder and (iv) reasonably cooperate with each other in connection with and in advance of any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any Governmental Authority relating to this Agreement, the Business or the transactions contemplated hereby, including any action initiated by a private party. Subject to Applicable Law relating to the sharing of information, each of Buyer and Seller shall have the right to review in advance, and, to the extent reasonably practicable, each will consult with each other on, all information relating to the other party or any of its Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority with respect to this Agreement, the Business or the transactions contemplated hereby.

(g)   It is understood and agreed that, subject to the provisions of this Agreement, Buyer shall direct and control all strategy with respect to the efforts under this Section 5.03 and in connection with satisfying the condition in Section 8.01(a)(i), including any filing, investigation, Proceeding or other inquiry relating to the transactions contemplated by this Agreement. Buyer shall reasonably consult with Seller and in good faith consider its views regarding such strategy and process relating to such efforts prior to taking any action in furtherance thereof.

Section 5.04.   Access; Restrictions on Contact.

(a)   From the date hereof until the Closing Date, Seller shall and shall cause the Companies to (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, reasonable access during normal business hours to the offices and properties, and to copies of books and records, of the Business; (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, such financial and operating data and any other information relating to the Business as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Companies to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, (A) Seller shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would (x) jeopardize the Attorney-Client Privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, however, that Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Applicable Law or such applicable agreement) or (y) be used in connection with any dispute or Proceeding between the parties to any Transaction Document or any of their respective Affiliates, and (B) prior to the Closing Date, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Business, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(b)   On and after the Closing Date, Buyer will, and will cause the Companies to, (i) maintain the books and records of the business of the Companies for a period of eight years; (ii) upon reasonable written notice and during normal business hours, afford to Seller and its agents reasonable access to, in connection with the resolution of any third-party claims made against Seller or any of its Affiliates or any audit or similar requirement of Seller or any of its Affiliates involving any Company, at Seller’s expense, (x) properties, copies of books and records for the period prior to Closing and (y) employees and auditors of the business of the Companies, in each case, to the extent necessary to permit Seller to perform or satisfy any legal, accounting or regulatory obligation, defend or prosecute any third-party claims, determine whether any particular asset or Liability is a Business Liability or a Retained Liability for purposes of this Agreement or for any other reasonable business purpose. Notwithstanding the foregoing, Buyer and/or any of its Affiliates shall not be required to provide access or disclose information to the extent that such access or disclosure would (x) jeopardize the Attorney-Client Privilege or contravene any Applicable Law (provided, however, that Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Applicable Law or such applicable agreement) or (y) be used in connection with any dispute or Proceeding between the parties to any Transaction Document or any of their respective Affiliates.

(c)   On and after the Closing Date, each party will, and will cause its Affiliates to, (i) maintain the books and records of the business of the Companies in such Party’s and its Affiliates’ possession (including, with respect to periods or occurrences prior to or on the Closing Date, for a period of eight years); (ii) upon reasonable written notice and during normal business hours, afford to the other party and its agents reasonable access to (x) copies of such books and records of the business of the Companies and (y) employees and auditors of such party and its Affiliates, in each case, to the extent necessary to permit the other party to perform or satisfy any legal, accounting or regulatory obligation, defend or prosecute any third-party claims, determine whether any particular asset or Liability is a Business Liability or a Retained Liability for purposes of this Agreement or for any other reasonable business purpose. Notwithstanding the foregoing, a party and its Affiliates shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the Attorney-Client Privilege or contravene any Applicable Law (provided, however, that the applicable party shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Applicable Law or such applicable agreement).

(d)   From the date hereof until the Closing Date, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors, suppliers, employees and other service providers of, or other third parties having business relationships with, the Business, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby and is in any event conducted in compliance with the terms of the Confidentiality Agreement; provided that notwithstanding anything to the contrary in this Section 5.04(d), Seller shall use commercially reasonable efforts to arrange for the Buyer to meet with, by phone, any customer and/or vendor of the Business the Buyer may reasonably request to meet, in each case, as promptly as reasonably practicable following such request of Buyer and prior to the Closing, subject to reasonable protocol and the consent to such meeting by, and the availability for such meeting of, such customer and/or vendor.

Section 5.05.   Notices of Certain Events.

(a)   Each party shall promptly notify the other of each of the following events if such event occurs prior to the Closing:

(i)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority); and

(iii)   any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 (in the case of Seller) or Section 4.06 (in the case of Buyer).

(b)   Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.05 shall not, in and of itself, provide the other party hereto the right not to effect the transactions contemplated by this Agreement.

Section 5.06.   Seller Marks.

(a)   Except as expressly provided in this Section 5.06, Buyer and the Companies shall have no right, title or interest in or to the Seller Marks after the Closing. Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Companies) shall acquire any goodwill, rights or benefits arising from the Seller Marks (or their use thereof during the Transition Period) and that all such goodwill, rights and benefits shall inure solely to Seller.

(b)   Promptly after the Closing Date (and in any event within six (6) months thereafter, the “Transition Period”), (i) Buyer shall, and shall cause its Affiliates (including, after the Closing, the Companies and the Business) to, cease any and all use of the Seller Marks, including by removing the Seller Marks from any and all assets, inventories, advertisements, communications, website content, other internet or electronic communication vehicles and other documents and materials of the Companies and the Business (other than non-public materials that were created prior to the Closing Date and that remain non-public), and (ii) Buyer shall cause the Companies to take all necessary actions to cause their names to be changed to such other names that do not include the Seller Marks (including by making all necessary filings and using commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of the Companies (as applicable) such that they will not include any Seller Marks). Subject to the foregoing, Seller and its Affiliates hereby grant to Buyer and its Affiliates (including, after the Closing, the Companies), on an “as-is” basis, a non-exclusive, non-transferable, non-sublicensable (except to its and their respective vendors, distributors and other service providers solely in connection with the operation of the Business and solely to the extent sublicensed to such Persons prior to the Closing, and not for the independent use of such sublicensee, and provided that Buyer shall be fully liable to Seller for any such third party’s use of any Seller Marks as though such use were made by Buyer itself), royalty-free, worldwide right and license to use the Seller Marks, solely during the Transition Period and solely in a manner consistent with past practice and customary “phase out” use. At Buyer’s request, Seller shall (and shall cause its Affiliates to), solely during the Transition Period, maintain a mutually agreeable statement and link, on Seller’s and its Affiliates’ public websites and social media accounts that previously referenced the Business, directing customers to one or more websites or social media accounts designated by Buyer. Notwithstanding the Transition Period outlined in this Section 5.06(b), subject to Buyer using good faith efforts to comply with its obligations under this Section 5.06(b) in a timely manner, upon Buyer’s request, the Transition Period will be extended for up to two (2) additional ninety (90) day periods to allow Buyer and its Affiliates (including, after the Closing, the Companies) to complete performance of their obligations hereunder.

(c)   From and after the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Companies and the Business) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks. For clarity, nothing shall restrict Buyer or its Affiliates (including, after the Closing, the Companies) from using or referencing the Seller Marks at any time after the Closing Date (i) in a non-trademark manner to describe or provide information regarding the history of the Business, (ii) in historical legal and business documents and internal materials that are not currently and shall not become visible or available to the public, (iii) in a manner that would constitute “fair use” under Applicable Law or (iv) as and to the extent required by Applicable Law.

Section 5.07.   Public Announcements. Buyer and Seller shall consult with each other with respect to their respective initial press releases concerning this Agreement and the transactions contemplated hereby and shall not issue any such press release or otherwise make any public announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Following such initial press release, Buyer and Seller shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the transactions contemplated hereby (each, an “Announcement”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation and, to the extent commercially practicable and permitted by Applicable Law, shall consult with each other, and reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party; provided that the restrictions set forth in this Section 5.07 shall not apply to any Announcement (a) that does not disclose any non-public information regarding this Agreement or the transactions contemplated hereby beyond the scope of any previously agreed Announcement with respect to which the other party had been consulted or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Veritas Capital Fund Management, L.L.C. and any of its Affiliates that are private equity funds (as such term is commonly understood in the private equity industry), or a manager or general partner of any such private equity fund, may provide, on a confidential basis, general information regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors in connection with fundraising, marketing, informational or reporting activities so long as such recipients are obligated to keep such information confidential.

Section 5.08.   Intercompany Matters. Effective as of immediately prior to the Closing, except (a) for the Transition Services Agreement and the other Transaction Agreements and (b) for those arrangements set forth on Section 5.08 of the Seller Disclosure Schedule (if any), all intercompany accounts, including intercompany notes, between Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, shall be settled and paid in full, without any Liability to Buyer or any of its Affiliates (including, following the Closing, the Companies and regardless of the terms of payment of such intercompany accounts), and any receivable, payable or any other such intercompany account that is not so settled shall, effective automatically upon the Closing and without the action of any party, be terminated, and all Contracts, commitments, transactions or other arrangements or agreements between Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, shall be terminated, in each case, without further Liability or obligation (contingent or otherwise) of any party thereunder (including any Company, following the Closing), notwithstanding any terms thereof to the contrary. Any intercompany notes cancelled pursuant to this Section 5.08 shall be returned to the payor or borrower named therein for cancellation.

Section 5.09.   Seller Credit Support.

(a)   Section 5.09(a) of the Seller Disclosure Schedule sets forth a complete list of all Seller Credit Support outstanding as of the date hereof. On the Closing Date, Seller shall deliver to Buyer an updated version of Section 5.09(a) of the Seller Disclosure Schedule that sets forth a complete list of all Seller Credit Support outstanding as of the Closing Date. From the date hereof until no Seller Credit Support remains outstanding (which may be, for the avoidance of doubt, if applicable, after the Closing), Buyer shall use its commercially reasonable efforts to (i) arrange for substitute letters of credit, guarantees and other obligations to replace any letters of credit, guarantees, financial assurances, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates in connection with the Business (collectively, together with all obligations thereunder, the “Seller Credit Support”) or (ii) assume all obligations under each instrument of Seller Credit Support, obtaining from the creditor or other counterparty (or, in the case of letters of credit, bonds or other similar Seller Credit Support, the issuing bank (or similar entity) thereof) a full release (in a form and substance satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or issuing bank (or similar entity), as applicable, or fulfillment of other obligations to a counterparty or issuing bank (or similar entity), as applicable, in connection with amounts drawn or otherwise due and payable under such instrument of Seller Credit Support (including any lenders or other financing parties participating in such letters of credit, bonds or similar instruments of Seller Credit Support). To the extent any Seller Credit Support remains outstanding following the Closing, Buyer shall (A) indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs, fees or expenses in connection with such Seller Credit Support, including Seller’s and its Affiliates’ fees in maintaining such Seller Credit Support, whether or not any such Seller Credit Support is drawn upon or required to be paid or otherwise performed, and (B) in any event, promptly reimburse Seller and its Affiliates to the extent any Seller Credit Support is drawn upon and Seller or any of its Affiliates makes any payment, including any reimbursement of the party issuing or otherwise providing the Seller Credit Support.

(b)   Notwithstanding anything to the contrary contained herein, Buyer shall not (i) enter into any transactions after the Closing in the name of Seller or any of its Affiliates or that would be covered by an instrument of Seller Credit Support or (ii) amend, modify, extend or renegotiate any term of any obligation that is covered by an instrument of Seller Credit Support.

(c)   Seller shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to any instrument of Seller Credit Support that could increase, extend or accelerate the liability of Buyer or any of its Affiliates under such Seller Credit Support without Buyer’s prior written consent, which subject to the application of this Section 5.09(c) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

Section 5.10.   Directors and Officers.

(a)   From and after the Closing, through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Companies to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current employee, director or officer of each Company (including any predecessors thereof) (collectively, such employees, directors and officers, the “Seller Indemnitees”) under, and in no event on terms less favorable than those contained in, the organizational documents of any Company in effect on the date of this Agreement.

(b)   At or prior to the Closing, Buyer shall purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies for the Seller Indemnitees and the Seller’s existing fiduciary liability insurance policies for the Seller Indemnitees (which shall cover the same matters and be on terms no less favorable than in effect as of the date hereof, with such differences as are customary to reflect the fact that Buyer is not a publicly traded company) (collectively, the “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing, (ii) be from Seller’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s existing insurance coverage for the Seller Indemnitees with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that (x) in no event shall Buyer be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the portion of the premium amount allocated to the Companies per annum for Seller’s existing insurance coverage for the Seller Indemnitees and (y) if the aggregate premium amount for the D&O Tail Policy exceeds such amount, Buyer shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c)   In the event that Buyer, any Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer, any such Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.10.

(d)   Except to the extent required by Applicable Law, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller Indemnitee to whom this Section 5.10 applies without the written consent of such affected Seller Indemnitee (it being expressly agreed that each Seller Indemnitee shall be a third-party beneficiary of this Section 5.10).

Section 5.11.   Insurance Coverage.

(a)   Subject to Section 5.11(b), from and after the Closing, Buyer acknowledges and agrees that the Companies and the Business shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of Seller’s and its Affiliates’ insurance policies and Buyer will have to obtain replacement coverage. Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs, regardless of whether any such policies or programs apply to any liability of the Companies or the Business.

(b)   From the Closing until the sixth (6th) anniversary of the Closing Date, Seller shall (or shall cause a Subsidiary to) (i) file, notice and otherwise continue to pursue claims for coverage arising out of or relating to facts, events or circumstances that occurred or were alleged to occur prior to the Closing (the “Pre-Closing Occurrences”) on behalf of any Company under any insurance policy pursuant to which such Company received coverage at the time of such event (the “Pre-Closing Insurance”) and (ii) remit to such Company any proceeds received under such policy with respect thereto (but only to the extent such Company has suffered Losses in respect of such event that were not taken into account in determining Closing Net Working Capital); provided that, in each case, (A) Buyer shall promptly notify Seller of all such claims and/or efforts to seek recovery and shall, and shall cause the Companies to, cooperate with Seller in pursuing such claims and (B) Buyer and the Companies shall (1) exclusively bear and be liable for (and Seller shall have no obligation to repay and reimburse Buyer or any Company) all deductibles and retentions, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims and (2) reimburse Seller promptly upon request for all reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with the cooperation contemplated by this Section 5.11(b). Seller shall take no action to exclude or remove any Company from coverage under any such Pre-Closing Insurance with respect to Pre-Closing Occurrences. From the Closing until the sixth anniversary of the Closing Date, Seller shall (or shall cause a Subsidiary to) reasonably cooperate with Buyer in the pursuit of the collection of all insurance proceeds in respect of claims made by Buyer or the Companies with respect to Pre-Closing Occurrences. This Section 5.11(b) shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.11(b) is intended to waive or abrogate in any way Seller’s rights to insurance coverage.

Section 5.12.   Restrictive Covenants.

(a)   Seller agrees that for a period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, hire, solicit for employment or seek to induce for employment any individual with an annual salary in excess of $200,000 (all such Persons collectively, the “Company Covered Employees”) to leave his or her employment or position with Buyer or any of its Affiliates (including the Companies); provided that this Section 5.12(a) shall not prohibit Seller or any of its Affiliates from (i) hiring any Person who has ceased to be an employee or other service provider of the Companies or the Business until the later of (x) twelve (12) months following the Closing and (y) six (6) months after such person ceases to be an employee or other service provider of the Companies or the Business, (ii) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any Internet website posting, or otherwise conducting a general solicitation or advertisement, or negotiating with, offering employment to or employing any Person contacted through any such medium, or (iii) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium, in the case of each of the foregoing clauses (ii) and (iii), provided that (x) such medium was not specifically directed at Company Covered Employees and (y) prior to the first anniversary of the Closing, Seller and its Affiliates shall not negotiate with, offer employment to or employ any Person who responds to such medium.

(b)   Seller agrees that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in, own, manage, finance, operate or control, or knowingly participate in the ownership, management, operation, financing or control of any Person that competes with the Business as it is conducted as of the Closing (a “Restricted Business”) in the US, UK, the European Union and Canada; provided that this Section 5.12(b) shall not prohibit Seller or any of its Affiliates from (i) acquiring or holding a Person, business or business line that does not have more than 10% of its sales (based on its latest annual audited financial statements) attributable to a Restricted Business, (ii) acquiring or holding investments or direct or indirect ownership of any Equity Interests of any Person engaged in a Restricted Business, so long as such ownership interest represents not more than 10% of the aggregate voting power of such Person, or (iii) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Restricted Business, if such joint venture, partnership or other strategic business relationship does not engage in the Restricted Business. This Section 5.12(b) shall not, in any way, limit or affect Seller’s or any of its Affiliates’ ability to perform any obligations under any other Transaction Agreement.

(c)   Seller agrees that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, knowingly and intentionally (i) induce, solicit, or otherwise cause any Material Customer to (A) cease being a Material Customer or to not become a Material Customer in respect of the Business or (B) divert any business from or reduce the amount of business of such Material Customer in respect of the Business, (ii) otherwise interfere with or disrupt the contractual relationship between the Business and any of its Material Customers, including without limitation, inducing, for a purpose competitive with services of the Business, any Material Customer to terminate or modify any written or oral agreement with the Business, or (iii) solicit to provide or provide any Material Customer services that are the same as or competitive with the services sold or provided, or proposed to be sold or provided, by the Business to a Material Customer, in each case, at any time during the one (1)-year period prior to the Closing. In the event of any conflict between this Section 5.12(c) and Section 5.12(b), Section 5.12(b) shall control.

(d)   Seller agrees that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, knowingly and intentionally publicly disparage or otherwise publicly express any negative remarks, comments, statements, recommendations or opinions with respect to any of the products, services, personnel, performance or condition (financial or otherwise) of the Business, including relating to the operation of the Business as carried on by Buyer and its Affiliates following the Closing, in each case, that would reasonably be expected to interfere with or disrupt any past, present or prospective relationship, contractual or otherwise, between the Business and any of its customers, partners, suppliers, employees or stockholders; provided that the foregoing shall not prohibit any comments, statements or representations made in connection with or related to any Proceeding in which such Seller and/or any of its Affiliates, on the one hand, are adverse to Buyer or the Companies or any of their respective Affiliates or any of their or the Business’ respective customers, partners, suppliers, officers, directors, employees or stockholders, businesses or products, on the other hand.

(e)   For five (5) years following the Closing Date, Seller and its Affiliates will treat all information directly relating to Buyer, and, from and after the Closing, the Companies and the Business, in each case, in Seller’s and its Affiliates’ possession, as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information without Buyer’s prior written consent (except as expressly permitted by this Agreement) unless (i) such information is publicly available as of the date hereof or becomes publicly available after the date hereof through no act or omission in violation hereof by Seller, its Affiliates or any of their respective representatives, (ii) disclosure of such information is required by or requested under Applicable Law, (iii) disclosure of such information is reasonably necessary to be made to third parties (subject to such Persons being informed of the obligations under this Section 5.12(e)) (A) in connection with the performance by Seller or any of its Affiliates of their respective obligations under this Agreement or any other Transaction Agreement (but, for the avoidance of doubt, on the terms and subject to the conditions hereof and thereof) or (B) who need to know such information for purposes of assisting Seller or any of its Affiliates with complying with their tax obligations or other reporting obligations under Applicable Law, preparing tax returns or financial statements or otherwise evaluating the legal and financial ramifications, arising out of or relating to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby or (iv) disclosure of such information is reasonably necessary for the enforcement by Seller or any of its Affiliates of any right or remedy arising out of or relating to this Agreement or any other Transaction Agreement or the defense of any Proceeding relating hereto or thereto. If the disclosure of such information is so required by or requested under Applicable Law, Seller shall, to the extent not prohibited by Applicable Law, (A) provide Buyer with as much prior written notice as is reasonably practicable under the circumstances and (B) if reasonably requested by Buyer, use commercially reasonable efforts, at Buyer’s sole expense, to (x) cooperate with Buyer in obtaining an appropriate protective order or (y) obtain written assurance from the Person to whom such information will be disclosed that confidential treatment will be afforded to such information.

(f)   The parties hereto acknowledge and agree that their respective undertakings set forth in this Section 5.12 are entirely independent restrictions and are no greater than is reasonably necessary to protect the interests of the other party and its Affiliates in connection with the transactions contemplated by the Transaction Agreements. Without limiting Section 11.07, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.12 is invalid or unenforceable, the parties hereto agree that (i) such court making such determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases and/or to replace any such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision and (ii) this Agreement will be valid and enforceable as so modified after the expiration of the time within which such judgment may be appealed.

(g)   For the avoidance of doubt, for purposes of this Section 5.12, “Affiliates” of a Person shall only include entities with respect to which the applicable Person has the right to cause such entities to comply with the relevant provision hereof at the relevant time.

Section 5.13.   Cooperation. From and after the Closing, each of Buyer and Seller will provide and, as applicable, cause its Subsidiaries to provide, all such reasonable cooperation to the other party and its Affiliates with respect to any third party claim, action, litigation, arbitration or investigation relating to the Business to the extent arising out of acts, omission, facts or circumstances occurring prior to the Closing, which cooperation will include making available its employees, furnishing or causing to be furnished records and information, and providing deposition and trial testimony and preparation as reasonably requested by the other parts or its Affiliates; provided that no such cooperation shall unreasonably interfere with the operation of the business of such other party or any of its Affiliates. The requesting party shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by the other party or its Affiliates as a result of providing such cooperation.

Section 5.14.   Mutual Release. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Agreements (and/or any rights in respect of employment Taxes and/or social security contributions and/or statutory rights in respect of any secondary Tax Liabilities), Buyer, on behalf of itself and each of its Subsidiaries (including the Companies), on the one hand, and Seller, on behalf of itself and each of its Subsidiaries, on the other hand, and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, as applicable, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (other than the Companies), in the case of Buyer, and Buyer and its Affiliates (including the Companies), in the case of Seller, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, as applicable, the “Released Parties”) of and from any and all actions, causes of action, suits, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (including any representation or warranty made in connection with, or as an inducement to a party’s entry into this Agreement) or any other Transaction Agreement or the transactions contemplated by any such other Transaction Agreement; provided, however, that nothing contained in this Section 5.14 shall release waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement or any other Transaction Agreement.

Section 5.15.   Non-Survival. Except in the case of Fraud, the representations and warranties of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing (and shall expire and be of no further force or effect from and after the Closing) and there shall be no Liability in respect thereof, whether such Liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives. The covenants and agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing (and shall expire and be of no further force or effect from and after the Closing), except to the extent that such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms.

Section 5.16.   R&W Insurance Policy. Buyer agrees that if Buyer or any of its Affiliates obtains or binds a buy-side representations and warranties insurance policy with respect to any of the representations or warranties set forth in this Agreement, each such policy shall at all times provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates, other than with respect to Fraud, (b) Seller is a third party beneficiary of such waiver; and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense.

Section 5.17.   Financing.

(a)   Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing as promptly as practicable after the date hereof and in any event at or prior to the Closing, including using its commercially reasonable efforts to (i) maintain in effect and comply with its obligations under the Financing Commitment Letters in accordance with the terms and conditions thereof and to comply with the obligations thereunder to the extent the failure to comply with such obligations would adversely impact in any material respect the amount, availability or timing of the Debt Financing, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or, if available, on other terms that (A) are acceptable to Buyer in its sole discretion, (B) would not (1) reduce the aggregate amount of the Debt Financing, when taken together with funds under the Equity Commitment Letter, below an amount necessary to satisfy the Funding Obligations or (2) reasonably be expected to delay or adversely affect the ability of Buyer, in respect of the conditions to the consummation of the Debt Financing and the enforceability of the Debt Financing Agreements (taken as a whole), to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.17(b) and Section 5.17(c), (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Buyer in the Financing Commitment Letters and the Debt Financing Agreements to the fullest extent that they are within its control, (iv) consummate the Financing (including by instructing the parties to the Financing Commitment Letters to provide the Financing, on the terms and subject to the conditions set forth therein) at or prior to the Closing and (v) enforce its rights under the Financing

Commitment Letters (including by pursuing litigation and taking other enforcement actions against the lenders and other Persons providing the Financing) at or prior to the Closing. Buyer shall furnish true and complete copies of the Debt Financing Agreements (including in respect of any Alternative Financing) to Seller promptly upon their execution.

(b)   Buyer shall not (i) agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment Letter, any Debt Financing Agreements or any other definitive agreements or documents related to the Financing or (ii) except as contemplated in Section 5.17(c), substitute other debt or equity financing for all or any portion of the Financing from the same or Alternative Financing sources, in each case, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except, solely in the case of the Debt Commitment Letter, to the extent such amendment, supplement, modification or waiver would not (A) reduce the aggregate amount of the Financing (or the net cash proceeds available therefrom) to less than the amount that would be required to pay the Funding Obligations, (B) impose new or additional conditions precedent to any of the Financing, or adversely amend, modify or waive any of the existing conditions thereto, or (C) otherwise reasonably be expected to prevent, delay or impair the availability of any of the Financing or the ability of Buyer to consummate the transactions contemplated by this Agreement or enforce its rights against the other parties to the Financing Commitment Letters, the Debt Financing Agreements or any other definitive agreements or documents related to the Financing. Buyer shall not release or consent to the assignment or termination of the obligations of any lender or any other Person under the Financing Commitment Letters except any assignment permitted by the Financing Commitment Letters as of the date hereof. Reasonably prior to any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.17(b), Buyer shall provide a draft copy thereof to Seller. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.17(b), Buyer shall provide executed copies thereof to Seller and references to the “Financing Commitment Letters” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.17(b), references to the “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 5.17(b) and references to the “Debt Financing Sources” shall appropriately include such persons in respect of the amended, supplemented or modified Debt Commitment Letter.

(c)   If for any reason all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Commitment Letter, Buyer shall promptly notify Seller and use its commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative sources (the “Alternative Financing”) (i) as promptly as practicable following the occurrence of such event (and in any event on or prior to the date on which the Closing should have occurred pursuant to Section 2.03), (ii) upon terms (including any “market flex” provisions) not materially less favorable, in the aggregate, to Buyer than those in the Debt Commitment Letter and (iii) in an amount sufficient, when taken together with funds under the Equity

Commitment Letter, to (A) consummate the Closing upon the terms contemplated by this Agreement, (B) pay all other amounts payable by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (C) pay all related fees and expenses of Buyer and its Affiliates and its and their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives. If any Alternative Financing is obtained in accordance with this Section 5.17(c), Buyer shall promptly notify Seller thereof and references to “Debt Financing,” “Financing,” “Debt Commitment Letter,” “Financing Commitment Letters” and “Debt Financing Sources” (and other like terms in this Agreement) shall appropriately include such Alternative Financing, as applicable.

(d)   Seller shall use its commercially reasonable efforts, and shall cause the Companies to use their commercially reasonable efforts, to assist in the preparation of and, in the case of the Companies, to execute and deliver, definitive customary financing documents, including guarantee and collateral documents and customary closing certificates as may be required by Section 5.17(a). Seller shall, and shall cause the Companies and their respective personnel, advisors and other representatives to, (i) furnish to Buyer (A) the Financial Statements and (B) as soon as reasonably practicable and at least three (3) Business Days prior to the Closing Date, all documentation, certifications and information as is reasonably requested by Buyer at least ten (10) Business Days prior to the Closing Date about the Companies that the Debt Financing Sources reasonably determine are required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, if the borrower in respect of the Debt Financing qualifies as a “legal entity customer”, under 31 C.F.R. § 1010.230 and (ii) use commercially reasonable efforts to assist with the Debt Financing, including:

(i)   taking corporate and other organizational actions to approve any credit agreement, guarantee, pledge and security documents and other definitive financing documents, and executing and delivering (A) consents and resolutions, as may be reasonably requested by Buyer (provided, that the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing) and (B) legal opinions or documents as may be reasonably requested by Buyer and as may be necessary and customary in connection with the Debt Financing;

(ii)   reasonably cooperating with the Debt Financing Sources’ due diligence in connection with the Debt Financing.

(e)   Nothing in Section 5.17(d) shall require any such cooperation to the extent that it would (i) require Seller to waive or amend any terms of this Agreement or require Seller or any of its Affiliates to incur any liability or, make any payment (other than as expressly contemplated hereby), (ii) require the Companies or any of their respective Affiliates to (A) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Financing prior to the Closing or (B) incur any other liability or give any indemnity or otherwise commit to take any action

(including any corporate or comparable action) that is not contingent on the Closing, (iii) unreasonably interfere with the ongoing business or operations of Seller, the Companies or any of their respective Affiliates, (iv) require Seller, any of the Companies or any of their respective Affiliates to take any action that would (A) jeopardize any attorney-client privilege, (B) violate its respective organizational documents, (C) violate any Applicable Law, (D) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case, under any provision of any agreement or other instrument binding upon such Person or (E) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Companies, any Lien on any of its assets that becomes effective only upon the Closing), (v) require Seller or any of its Affiliates or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives to enter into or approve any Debt Financing Agreement or other definitive agreement or document or certificate related to the Financing (other than in the case of directors, managers or officers of the Companies acting in their capacity as such on and after the Closing, and provided that no such director, manager or officer shall be required to give any representation, warranty or certification that such person has not determined in good faith to be true), (vi) result in any significant interference with the prompt and timely discharge of the duties of Seller’s, the Companies’, any of their respective Affiliates’ or any of their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives, (vii) result in any of Seller’s, the Companies’, any of their respective Affiliates’ or any of their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives incurring any personal liability with respect to any matters relating to the Financing, (viii) cause any condition to Closing set forth in Article 8 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by Seller or (ix) require Seller or the Companies or any of their Affiliates to provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X), (A) no action, liability or obligation of the Companies or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives under any certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Financing shall be required to be effective until the Closing and (B) any information with respect to the prospects and plans for the Companies’ business and operations in connection with the Financing will be the sole responsibility of Buyer, and none of Seller, the Companies, any of their respective Affiliates or any of their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of the Financing, other pro forma information relating thereto or the manner in which Buyer intends to operate, or cause to be operated, the Business after the Closing.

(f)   Notwithstanding anything to the contrary contained in this Agreement (including in this Section 5.17), (i) Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Seller, the Companies or any of their respective Affiliates in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 5.17(d)) and (ii) Buyer shall indemnify and hold harmless Seller, the Companies, any of their respective Affiliates and their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives from and against any and all damages suffered by any of them in connection with the Financing and/or the arrangement thereof (including any arising from or relating to the actions and cooperation contemplated by Section 5.17(d)) or any information used in connection therewith, except to the extent that such damages arise out of or in connection with (A) a Willful Breach by any Company or Seller of this Section 5.17, (B) the gross negligence, willful misconduct or fraud of any Company or Seller or (C) historical information of the Companies or the Business provided in writing by or on behalf of Seller, the Companies or the Business specifically for use in connection with the assistance obligations set forth in this Section 5.17.

(g)   Buyer shall give Seller prompt written notice of (i) any breach or default by any party to any Financing Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Financing with respect to any actual breach, default, withdrawal, termination or repudiation of any provision of such Financing Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Financing, and (ii) Buyer becoming aware of any fact, circumstance, event or other reason that could reasonably be expected to result in Buyer not being able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters, Debt Financing Agreements or other definitive agreements or documents related to the Financing. Upon written request by Seller, Buyer shall keep Seller reasonably informed of the status of its commercially reasonable efforts to arrange the Financing (or Alternative Financing in accordance with Section 5.17(c)), including, to the extent requested by Seller in writing, providing drafts and final versions of the definitive agreements; provided that Buyer may redact the fees and other confidential compensatory information set forth therein.

(h)   Buyer shall use its commercially reasonable efforts to satisfy on a timely basis the conditions applicable to Buyer set forth in the Financing Commitment Letters.

(i)   Notwithstanding anything to the contrary herein, (i) it is understood and agreed that (A) the condition precedent set forth in Section 8.01(b)(ii) as applied to Seller’s obligations under this Section 5.17 shall be deemed to be satisfied and (B) Seller shall be entitled to exercise each of the termination rights applicable to it in Article 9 (subject to the terms and conditions thereof), in each case, unless Seller Willfully Breached its obligations under this Section 5.17 and such Willful Breach substantially contributed to Buyer’s inability to obtain the Debt Financing; provided that Buyer shall notify Seller in writing promptly (and in any event within three (3) Business Days) after becoming aware of any fact or circumstance that Buyer believes constitutes such a breach by Seller of its obligations under this Section 5.17.

(j)   All information regarding Seller, the Companies or any of their respective Affiliates made available to Buyer pursuant to this Section 5.17 shall be kept confidential by Buyer in accordance with the Confidentiality Agreement.

Section 5.18.   Exclusivity. Seller agrees that from the date hereof and until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, neither Seller nor any of its Affiliates shall, and Seller shall instruct its representatives not to, directly or indirectly, (a) provide or cause to be provided any non-public information to any third party (including via access to any data room or other records) other than Buyer and its representatives with respect to any Company Transaction (and, within three (3) Business Days following the date hereof, Seller shall exercise any contractual rights it may have to instruct any Person who has received any such non-public information in connection with respect to a sale of the Companies and the Business to promptly return or destroy all such confidential information in accordance with the terms of any applicable confidentiality agreement with such Person), (b) solicit, facilitate, initiate or encourage proposals, offers or inquiries from a third party other than Buyer with respect to any Company Transaction, (c) participate in any negotiations or discussions with any third party other than Buyer and its agents and representatives with respect to any Company Transaction or (d) enter into a letter of intent, exclusivity agreement or other agreement with a third party other than Buyer with respect to any Company Transaction.

Section 5.19.   Wrong Pockets.

(a)   If, on or after the Closing Date, Seller or any of its Affiliates receive, or become aware that Seller or any of its Affiliates own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Buyer or the Companies or attributable to the Business, Seller shall, for no additional consideration, promptly sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such assets, rights, properties, notices, monies or amounts, to Buyer or its Affiliates as Buyer may designate. If on or after the Closing Date, Seller or any of its Affiliates becomes liable for any Business Liability, Seller shall, for no additional consideration, promptly assign, or cause to be assigned, such Business Liability to Buyer or its Affiliates as Buyer may designate and Buyer shall (or shall cause such applicable Affiliates to) promptly accept such assignment.

(b)   If, on or after the Closing Date, Buyer or any of its Affiliates receive, or become aware that Buyer or any of its Affiliates own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Seller or the Retained Subsidiaries or not attributable to the Business, Buyer shall, for no additional consideration, promptly sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such assets, rights, properties, notices, monies or amounts, to Seller or its Affiliates as Seller may designate. If on or after the Closing Date, Buyer or any of its Affiliates becomes liable for any Retained Liability,

Buyer shall, for no additional consideration, promptly assign, or cause to be assigned, such Retained Liability to Seller or its Affiliates as Seller may designate and Seller shall (or shall cause such applicable Affiliates to) promptly accept such assignment.

(c)   The parties shall cooperate with each other in connection with their obligations under Section 5.19(a) and Section 5.19(b) and to facilitate the transition of collections as promptly as practicable after the Closing. The parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 5.19(a) and Section 5.19(b) and a party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 5.19(a) and Section 5.19(b) in the event there is a dispute regarding any other issue under any Transaction Agreement to which they are a party.

(d)   Notwithstanding anything to the contrary contained in Section 5.19, the parties acknowledge that any transfers made or to be made pursuant to Section 5.19(a) and Section 5.19(b) are of legal title only (with the beneficial ownership of the applicable assets and liability for the applicable Liabilities having been transferred to Buyer or its Affiliates, or retained by Seller or its Affiliates, at Closing for Tax purposes).

Section 5.20.   Audited Financial Statements; Interim Financial Statements. Seller shall use commercially reasonable efforts to deliver the Audited Carve Out Financials to Buyer as soon as reasonably practicable, but in any event no later than twenty (20) days prior to the Closing. From the date hereof until the Closing, Seller shall use commercially reasonable efforts to deliver the Interim Financial Statements to Buyer as promptly as practicable during such period, but in no event later than (i) with respect to the fiscal quarter ended September 30, 2022, December 31, 2022, (ii) with respect to the fiscal quarter ended December 31, 2022, sixty (60) days following such date and (iii) with respect to other applicable fiscal quarters, forty-five (45) days following the end of each applicable fiscal quarter.

Section 5.21.   Certain Consents. Subject to the other provisions of this Agreement, including Section 5.03, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article 9, each party shall, and shall cause its Affiliates to, cooperate with the other party and its Affiliates in good faith and use its and their respective commercially reasonable efforts to (a) consult with such other party and its Affiliates in good faith to determine whether any Third Party Approval (including any third party notices) is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, (b) take such actions and furnish such information (subject to the terms and conditions set forth in Section 5.04) as the parties, following consultation with one another in accordance with the preceding clause (a), mutually reasonably determine may be required in connection therewith, and (c) obtain at the earliest practicable date all Third Party Approvals, and send all third party notices, in each case, as set forth on Section 5.21 of the Seller Disclosure Schedule or as required for either party to the Transition Services Agreement to perform its obligations thereunder (and, to the extent that a third party requires a party that is a “Provider” of a service under the Transition Services

Agreement to make any payment to obtain such Third Party Approval (any such payment, a “Consent Fee”), each party shall be responsible for 50% of such Consent Fee); provided that neither Seller nor any of its Affiliates (including the Companies) shall be required to, and without the prior written consent of Buyer permitted (other than with respect to Liabilities satisfied and discharged in full prior to the Closing) to, incur any Liabilities, make any payment to any Person, commence, defend or participate in any litigation, provide any financial or other accommodation or concession or agree to any amendment, condition or obligation (including any amendment to any existing condition or obligation) in order to obtain any Third Party Approval necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements or otherwise comply with their obligations under this Section 5.21, except that each party shall bear 50% of any Consent Fees arising from Third Party Approvals needed for either party to the Transition Services Agreement to perform its obligations thereunder (which Third Party Approvals Seller will, with reasonable cooperation from Buyer, use commercially reasonable efforts to obtain prior to the Closing, subject to the allocation of Consent Fees as set forth in this proviso). Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed by each of Buyer and Seller that, obtaining any Third Party Approval is not a condition to any party’s obligations to effect the Closing in accordance herewith.

Section 5.22.   Finsbury Sublease. From the date hereof until the Closing, Seller shall have the right to cause Wood Mackenzie Limited to sublease the Finsbury Property to a third party, which third party shall be reasonably acceptable to Buyer, pursuant to an arm’s length sublease agreement entered into between Wood Mackenzie Limited and such third party (the “Finsbury Sublease”). Seller shall keep Buyer reasonably informed with respect to the status of the Finsbury Sublease and reasonably consult with Buyer prior to entering into the Finsbury Sublease. In the event the Finsbury Sublease is not entered into prior to the Closing, (i) Buyer shall, and shall cause its Subsidiaries to, consider in good faith any arrangements contemplating a sublease of the Finsbury Property to a third party proposed by Seller and use commercially reasonable efforts to cooperate in good faith with Seller and such third party to effect such sublease and (ii) if Buyer or a Subsidiary of Buyer, following the Closing, subleases the Finsbury Property to a third party, Buyer shall pay, or cause to be paid, to Seller, promptly upon receipt, any rent payments (excluding any amount received of or in respect of VAT which Buyer or any Subsidiary of Buyer or the representative member of a VAT group of which either is part) is required to account for and which is irrecoverable) it receives under such sublease (less any Tax payable by any Company, Buyer or any Affiliate of Buyer thereon).

Section 5.23.   Amended and Restated Limited Partnership Agreement. From the date hereof until the Closing, Buyer and Seller shall, and each shall cause its applicable Affiliates to, cooperate with the other in good faith to, as promptly as practicable, prepare and finalize the Amended and Restated Limited Partnership Agreement.

Article 6
Employee Matters

Section 6.01.   Continued Employment of Company Employees. Each Company Employee who is employed by any Company on the Closing Date and who continues employment on and after the Closing Date is referred to as a “Continuing Employee,” and collectively as the “Continuing Employees”. Each Continuing Employee shall continue employment with the Company immediately following the Closing.

Section 6.02.   Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee (a) an annual base salary or wage rate and annual and/or short-term cash incentive compensation opportunities (not including equity or equity-based or other long-term incentive compensation opportunities) that are at least equal to the annual base salary or wage rate and annual and/or short-term cash incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing Date, (b) employee benefits (excluding change in control, transaction, retention or similar payments or benefits, and nonqualified deferred compensation, defined benefit pension and post-employment or retirement health and welfare benefits) that are substantially comparable in the aggregate to the employee benefits provided by Seller or its Affiliates (including the Companies) to such Continuing Employee immediately prior to the Closing Date and (c) severance protections or other termination-related benefits and entitlements that are no less favorable than the severance protections or other termination-related benefits to which such Continuing Employee would have been entitled immediately prior to the Closing Date under any Employee Benefit Plan. Except (i) to the extent required by Applicable Law, (ii) with respect to any Continuing Employee who is either on short-term disability leave at Closing and becomes eligible to receive long-term disability benefits under an applicable Seller Benefit Plan at any time after Closing or who is on long-term disability leave as of the Closing (and, for the avoidance of doubt, Seller shall retain all obligations for such disability benefits) or (iii) as set forth in the Transition Services Agreement, effective as of the Closing, each Company Employee shall cease all active participation in, and accrual of benefits under, any Seller Benefit Plan.

Section 6.03.   Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Continuing Employee full credit for all prior service with Seller, a Retained Subsidiary, a Company or any of their respective Affiliates or predecessors of any such entity for all purposes under each Employee Benefit Plan sponsored or maintained by Buyer or any of its Affiliates, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals (other than benefit accruals under a defined benefit pension plan), to the same extent such service would be recognized by any of Seller or its applicable Affiliate (including the Companies) under any analogous Seller Benefit Plan or Company Benefit Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits. For the avoidance of doubt, Buyer shall (or shall cause its Affiliates to) credit each Continuing Employee with all paid time off accrued and unused by such

Continuing Employee through the Closing Date; provided that all paid time off accrued and unused by such Continuing Employee through the Closing Date shall be paid, subject to any Tax (or amount in respect of Tax) required to be withheld therefrom, by the relevant Company to such Continuing Employee if Applicable Law so requires.

Section 6.04.   Welfare Plans. Except with respect to any Continuing Employee who is either on short-term disability leave at Closing and thereafter becomes eligible to receive long-term disability benefits under an applicable Seller Benefit Plan after Closing or who is on long-term disability leave as of the Closing or as set forth in the Transition Services Agreement, as of the Closing, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and the Retained Subsidiaries (each, a “Seller Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Benefit Plans). Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents prior to the Closing Date. Benefits in respect of all welfare plan claims incurred by Continuing Employees on or after the Closing Date shall be provided by Buyer and its Affiliates and, to the extent any benefits are provided to Continuing Employees via the Transition Services Agreement, the full cost (i.e., of actual claims, not only premiums) shall be borne by Buyer (and/or its Affiliates) in accordance with the terms and conditions of the Transition Services Agreement. For purposes of this Section 6.04, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies. Unless the Companies would otherwise be responsible for such benefits, Seller shall be responsible for providing short- and long-term disability benefits to Continuing Employees that, by their terms, are payable prior to the Closing Date and, except as set forth in the first sentence of this Section 6.04, Buyer (and/or its Affiliates) shall be responsible for providing such benefits that, by their terms, are payable at or after the Closing Date (regardless of when the event entitling the Continuing Employee to such benefits occurred).

Section 6.05.   Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to):

(a)   use commercially reasonable efforts to waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under any health and welfare plans in which the Continuing Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable Seller Welfare Plan or health and welfare Company Benefit Plans; and

(b)   provide each Continuing Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employees are eligible to participate on or after the Closing Date.

Section 6.06.   WARN Act. Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Agreements. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all damages, liabilities, costs and expenses of any kind, character or description incurred or suffered by Seller or any of their Affiliates with respect to WARN or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Agreements.

Section 6.07.   Workers Compensation. Buyer or its applicable Affiliate (including, after the Closing, the Companies) shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities that are based upon Continuing Employees’ injuries or illnesses that arise on or after the Closing Date. Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities that are based upon the Continuing Employees’ injuries or illnesses that arise prior to the Closing Date (unless the Companies would otherwise be responsible for such benefits or Liabilities).

Section 6.08.   Company Benefit Plans. Except as provided in the Transition Services Agreement, following the Closing Date, except as provided in Section 7.07(a): (a) Seller and the Retained Subsidiaries shall have no Liabilities or responsibilities with respect to any Company Benefit Plan and (b) Buyer shall have no Liabilities or responsibilities with respect to any Seller Benefit Plan.

Section 6.09.   Treatment of Management Awards.

(a)   Except as provided in the Transition Services Agreement, effective as of the Closing, Seller shall fully accelerate all outstanding and unvested equity or equity-based awards granted to Continuing Employees pursuant to Seller’s then-in-effect equity incentive plans and shall be responsible for the satisfaction on and/or after the Closing of any equity or equity-based award of the Seller held by any Continuing Employee. Furthermore, Seller or an Affiliate of Seller shall be responsible for withholding (to the extent withholding is required under Applicable Law) the employee portion of any employment, payroll or similar Taxes required to be deducted and/or remitted to a Tax Authority by any Company in connection with or as a result of the acceleration contemplated by this Section 6.09(a) and/or in respect of the satisfaction on and/or after the Closing of any equity or equity-based award of the Seller held by any Continuing Employee, and shall, within applicable time limits, remit the forgoing to either (i) the relevant Tax Authority or (ii) the relevant Company (together with a copy of the applicable exercise notice or equivalent information) for onward remittance to the Tax Authority), provided that in the UK, and in any jurisdiction in which remittance to the Tax Authority is not reasonably practicable, the Seller must remit such amounts to the relevant Company. Buyer or any Affiliate of Buyer shall be responsible for the employer portion of any such employment, payroll or similar Taxes and shall, within applicable time limits, remit the foregoing to the relevant Tax Authority.

(b)   Seller shall be entitled to claim any income Tax deduction arising in respect of the satisfaction on and/or after the Closing of any equity or equity-based award of the Seller held by any Continuing Employee that is a resident of a Specified Jurisdiction, and Buyer shall not, and shall cause its Subsidiaries (including the Companies) not to, claim any such income Tax deduction. A “Specified Jurisdiction” is any of the United States of America or any other jurisdiction (excluding the United Kingdom) designated by Seller to Buyer in writing no later than thirty (30) calendar days after the Closing Date in which Seller is capable of validly claiming such deduction.

Section 6.10.   No Third-Party Beneficiaries. Without limiting the generality of Section 11.08, nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Company Employee or other individual service provider of any Company or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Company Employee or engage any individual service provider of any Company for any period following Closing.

Article 7
Tax Matters

Section 7.01.   Tax Elections. Buyer covenants that it will not, and will not cause or permit any Company or any Affiliate of Buyer to, (a) amend any Tax Returns, change or revoke any Tax election, in each case, to the extent that such action relates to any Combined Tax or Combined Tax Return or otherwise would, or would be reasonably likely to, increase the Seller’s liability for Tax pursuant to this Agreement, (b) engage in any voluntary disclosure or similar process or initiate any other communication with any Tax Authority regarding any Combined Tax or Combined Tax Return or (c) make any election under Section 338 or 336 of the Code or any similar provision of state, local or non-U.S. Tax Law, in each case, without the prior written consent of Seller (such consent, in the case of an action otherwise restricted under the preceding clause (a) that does not relate to any Combined Tax or Combined Tax Return, not to be unreasonably withheld, conditioned or delayed).

Section 7.02.   Tax Returns; Straddle Periods.

(a)   Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to a Company that relate to Combined Taxes (the “Combined Returns”). Seller shall be permitted to reflect any Transaction Tax Deductions on such Combined Returns to the maximum extent permitted under Applicable Law.

(b)   Except as set forth in Section 7.02(a), Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns filed required to be filed by any Company after the Closing Date. With respect to any such Tax Returns that reflect Restructuring Taxes, Buyer shall deliver or cause to be delivered to Seller no later than fifteen (15) Business Days prior to the due date (taking into account extensions) of such Company Return a draft of such Company Return; and (to the extent that such comment relates to a fact, matter, circumstance or position that would, or would reasonably be expected to, increase the Seller’s liability for Tax pursuant to this Agreement) reflect the reasonable comments of Seller thereon that are supportable at a “more likely than not” or higher level of confidence and are delivered to Buyer no later than five (5) Business Days after the date on which such draft is received by Seller.

Section 7.03.   Transfer Taxes.

(a)   Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall each be responsible for and pay fifty percent (50%) of all Transfer Taxes in respect of the acquisition of the Shares pursuant to Section 2.01 of this Agreement (for the avoidance of doubt, excluding any Restructuring Taxes); provided that, notwithstanding the foregoing, (i) Buyer and its Affiliates shall be solely and exclusively responsible for 100% of any UK stamp duty (as well as all such costs and expenses associated therewith) in respect of the acquisition of the Equity Interests of Verisk New UK Holdco LP pursuant to Section 2.01 of this Agreement unless such UK stamp duty is required to be paid in order to enable Buyer or any of its Affiliates to enforce its rights under this Agreement (including establishing title to any assets) in, or to defend any, civil proceedings in the United Kingdom by admitting this Agreement as evidence in such proceedings and (ii) each party shall be solely and exclusively responsible for 100% of any such Transfer Taxes to the extent that they arise in connection with an assignment by such party (or an assignment by its successors or assigns) of any of its rights under this Agreement. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes.  If required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(b)   Buyer and Seller (and their authorized agents) shall have joint conduct of any claim for Tax or self-assessment of Tax pursuant to which Seller may be liable for UK Transfer Taxes under Section 7.03(a) above, in accordance with the following principles:

(i)   each party shall, acting in good faith, afford (and procure that its authorized agents afford) reasonable assistance and access to books, accounts, personnel, correspondence and documentation as may reasonably be required by the other party to facilitate such joint conduct;

(ii)   each party shall in good faith agree with the other how to deal with such claim or self-assessment;

(iii)   Buyer and Seller shall each bear fifty percent (50%) of all reasonable costs and expenses properly incurred in relation to the joint conduct of such claim or self-assessment; and

(iv)   if Buyer or Seller consider that it has not been possible to reach agreement with regards to any material aspects of such claim or self-assessment, then (A) either party may notify the other relevant party accordingly, (B) if there is no agreement within fifteen (15) Business Days of such notification or such earlier time as is necessary, either party may elect to refer the matter to a barrister, chosen jointly by the parties, who is a member of the tax bar of at least 10 years’ call with particular expertise in UK stamp duty and stamp duty reserve tax (the “Independent Tax Expert”), (C) the parties shall agree instructions to the Independent Tax Expert or, where it is not possible to agree such instructions within ten (10) Business Days from the initial referral to the Independent Tax Expert, the parties shall make their own submissions to the Independent Tax Expert, and (D) the Independent Tax Expert shall make a determination as to how to proceed with the claim or self-assessment, taking into account all relevant considerations, and in the absence of negligence, manifest error or bad faith, the determination of the Independent Tax Expert shall be conclusive and binding.

Section 7.04.   Tax Sharing. Seller shall procure that any and all existing Tax Sharing Agreements or Tax receivable agreements between any Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated as of, or prior to, the Closing. After such date none of the Companies, Seller or any Affiliate of Seller shall have any further rights or Liabilities thereunder.

Section 7.05.   Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any CIR Return), the making of any election or claim relating to Taxes, the preparation for any audit or Tax Action by any Taxing Authority, the prosecution or defense of any claim, suit or proceeding relating to any Tax (whether or not a primary liability of a Company), and/or any Group Relief referred to in Section 7.11. Buyer and Seller shall each retain all books and records with respect to Taxes pertaining to the Companies for the applicable statute of limitations. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Companies. Notwithstanding the foregoing or anything to the contrary herein, Seller shall not be required to provide Buyer with any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group or any Affiliate of Seller, or to transfer to Buyer any books, records or information to the extent such books, records or information related to Combined Taxes or to provide any notice to Buyer with respect to such Tax Returns or Tax workpapers; provided, that, in any case where Seller would otherwise be required to provide any right to access or review information relating to a Company that forms part of a Combined Return, Seller shall provide excerpts from that Combined Return that relate specifically to the Companies, and Seller shall be entitled to redact any commercially sensitive information related to Combined Taxes or the Retained Seller Group. Buyer and Seller further agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date) to, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of any Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would otherwise (or might reasonably be expected to otherwise) be imposed (including with respect to the transactions contemplated hereby) on any Company or (to the extent relevant to any transactions contemplated hereby) Seller (or Affiliate of Seller) or Buyer (or Affiliate of Buyer).

Section 7.06.   Refunds. Buyer shall promptly pay or cause to be paid to Seller or an Affiliate thereof designated by Seller all Seller Tax Refunds received by Buyer or any Affiliate of Buyer (including any Company) after the Closing (net of any costs, expenses and Taxes paid or incurred in connection with the receipt thereof).

Section 7.07.   Seller Indemnified Taxes.

(a)   Seller hereby agrees to pay (for itself or, to the extent relevant, on behalf of any Affiliate of Seller that transfers Shares in accordance with this Agreement) to Buyer, (and/or, if Buyer so directs, any Subsidiary of Buyer who acquires any Shares), an amount equal to any and all Losses incurred or suffered by any Buyer Indemnified Person arising out of any Seller Indemnified Tax (except to the extent such Losses are (i) taken into account in the calculation of Cash, Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined pursuant to Section 2.06 or (ii) attributable to any action taken by Buyer or any of its Affiliates (including, after the Closing, the Companies) after Closing (other than as required by Applicable Law or accounting standards, as requested or consented to by Seller or any of its Affiliates, for the purposes of complying with this Agreement or in the ordinary course of the business of the Companies as carried on at Closing) or a breach by Buyer of any covenant set forth in this Agreement). For the avoidance of doubt, and subject to Section 10.4, for this purpose, the Loss suffered by the Buyer in respect of any Tax liability of a Company shall not be less the amount of the Tax liability.

(b)   Seller shall have the right to solely control, and shall have no obligation to Buyer in respect of, any Tax Action relating to any Combined Tax or any Tax of the Seller or any of its Subsidiaries (other than the Companies), and if Buyer or any of its Affiliates receives any notice or other communication from any Taxing Authority related thereto, Buyer shall promptly cause such notice or other communication to be forwarded to Seller. If any other claim for Taxes (a “Tax Claim”) is asserted by any Taxing Authority and could reasonably be expected to give rise to a payment obligation under Section 7.07(a): (i) Buyer or the applicable Company shall notify Seller of such Tax Claim promptly, (ii) Buyer shall give Seller such information with respect thereto as Seller may reasonably request, (iii) Seller may, at its own expense (and subject to Seller indemnifying Buyer, its Affiliates and each Company in respect of related costs and expenses), participate in the defense of such Tax Claim, (iv) Buyer shall provide drafts of any correspondence with the applicable Taxing Authority that relates to such Tax Claim within a reasonable period of time before submitting such correspondence, and shall reflect any reasonable comments received from Seller, (v) Buyer shall reasonably and in good faith consult with Seller on strategy related to such Tax Claim, and Buyer shall be entitled to make all strategic decisions regarding the defense of such Tax Claim and (vi) Buyer shall not settle such Tax Claim (or any other clam if the settlement thereof could reasonably be expected to affect the Tax Claim) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(c)   Seller’s obligations pursuant to Section 7.07(a) shall terminate at the expiration of ninety (90) days after the applicable statute of limitations (including extensions); provided, however, that such obligation to pay shall not terminate with respect to any item as to which Buyer shall have, before the expiration of the applicable period, made a claim by delivering to Seller a notice of such claim pursuant to Section 10.02(a).

Section 7.08.   Allocation of Purchase Price. Within twenty-five (25) calendar days after the Determination Date, Buyer shall deliver to Seller a draft allocation of the Purchase Price between the Shares (the “Draft Purchase Price Allocation”). If: (a) within thirty (30) days after Seller’s receipt of the Draft Purchase Price Allocation, Seller has not objected in writing to such Draft Purchase Price Allocation, it shall become final; (b) Seller objects in writing within such 30-day period, the parties shall negotiate in good faith to resolve the dispute; and (c) Seller and Buyer are unable to reach an agreement within such 30-day period, such allocation shall be submitted to a third party valuation expert (chosen jointly by the parties), the provisions of Section 2.06(c) shall apply, mutatis mutandis, and the determination of such expert shall be binding upon the parties (the allocation agreed to pursuant to paragraph (a), deemed to be agreed to pursuant to paragraph (b) or determined by the expert pursuant to paragraph (c), as applicable, the “Allocation Schedule”). The parties shall cooperate in good faith to update the Allocation Schedule for any payments made pursuant to Section 2.06, Section 7.07 or Article 10. The parties agree to file (and cause their relevant Affiliates to file) all Tax Returns in a manner consistent with the Allocation Schedule, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 7.09.   Next Day Rule. Any action taken outside of the ordinary course of business by any of the Companies on the Closing Date after the Closing will be allocated to the portion of the Closing Date after the Closing and, accordingly, treated as occurring on the following day in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and any corresponding provision of state or local Law.

Section 7.10.   UK Corporate Interest Restriction.

(a)   The parties agree that Wood Mackenzie Limited is and shall remain the reporting company for CIR purposes (the “CIR Reporting Company”) in respect of any Pre-Closing Tax Period and the portion of the Straddle Period ending on Closing for the Retained Subsidiaries and the Companies. Seller shall procure that no Retained Subsidiary takes any step to revoke the CIR Reporting Company’s above-mentioned appointment. Seller shall appoint its own reporting company for CIR purposes in respect of the Retained Subsidiaries and be responsible for any relevant interest restriction returns for any part of the reporting period for CIR purposes beginning after the Closing.

(b)   The CIR Reporting Company shall have conduct of preparing, submitting to and agreeing with HM Revenue & Customs (“HMRC”) all interest restriction returns and elections for CIR purposes in respect of the Retained Subsidiaries and the Companies for all Pre-Closing Tax Periods and the Straddle Period (the “CIR Returns”), and Buyer shall (except as required by Applicable Law) procure that the CIR Reporting Company prepares all CIR Returns in a manner consistent with the calculation of Cash, Indebtedness, Net Working Capital and Transaction Expenses for purposes hereof.

(c)   Buyer shall cause the CIR Reporting Company: (i) not to submit any CIR Return without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); (ii) deliver to Seller as soon as reasonably practicable copies of all written correspondence with HMRC in respect of any CIR Return; and (iii) to afford Seller the opportunity to comment within a reasonable period of time on any CIR Return or related correspondence with HMRC, and that account is taken of Seller’s reasonable comments.

(d)   Buyer shall (i) cause the CIR Reporting Company to make allocation of interest restrictions and interest reactivations or other amounts for CIR purposes between the Retained Subsidiaries and the Companies in a manner that shall (except as required by Applicable Law) be consistent with the calculation of Cash, Indebtedness, Net Working Capital and Transaction Expenses for purposes hereof, and (ii) Seller shall cause the Retained Subsidiaries to accept such consistent allocations of interest restrictions and interest reactivations or other amounts and remain consenting companies in respect of the Pre-Closing Tax Periods and the portion of the Straddle Period ending on the Closing.

Section 7.11.   Other UK Tax Matters.

(a)   Group Relief.

(i)   If any Group Relief is available and is capable of being validly Surrendered to a Company by a Seller or a Retained Subsidiary to reduce that Company’s liability for a Seller Indemnified Tax, Seller may (at no cost to Buyer, any of its Affiliates or any Company) satisfy its liability pursuant to Section 7.07 in respect of such Seller Indemnified Tax by Surrendering such Group Relief to Company.

(ii)   For purposes of this Agreement, (A) “Group Relief” means group relief capable of being surrendered or claimed pursuant to Part 5 of the UK Corporation Tax Act 2010 and (B) “Surrender” and cognate terms shall be construed accordingly in the context of Group Relief.

(b)   VAT.

(i)   Seller shall, or shall cause each Retained Subsidiary which, immediately before Closing, was a member of the VAT group of which Wood Mackenzie Limited was the representative member (the “Target VAT Group”), to contribute to Wood Mackenzie Limited such proportion of any VAT for which Wood Mackenzie Limited is accountable (as representative member of the Target VAT Group) and which is properly attributable to supplies, acquisitions and importations (“Supplies”) made before the Closing by such Retained Subsidiary while a member of the Target VAT Group (less any amount of deductible input tax that is properly attributable to such Supplies), such contribution to be made on the day which is the later of five (5) Business Days after written request is made for it and two (2) Business Days before the day on which Wood Mackenzie Limited is required to account for such VAT to HMRC.

(ii)   Buyer shall pay, or shall cause to be paid, to each Retained Subsidiary an amount equivalent to such proportion of any repayment of VAT received by Wood Mackenzie Limited (as representative member of the Target VAT Group) from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to Supplies made or deemed to be made by a Retained Subsidiary while a member of the Target VAT Group within two (2) Business Days of receipt by, or offset against a liability of, Wood Mackenzie Limited.

Article 8
Conditions to Closing

Section 8.01.   Conditions to Closing.

(a)   The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer and Seller, together, in whole or in part to the extent permitted by Applicable Law):

(i)   (A) any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and (B) any applicable consents, filings or approvals under the other Antitrust Laws and the Investment Screening Laws set forth on Section 8.01(a)(i) of the Seller Disclosure Schedule shall have been obtained or made or any applicable waiting period thereunder shall have expired or been terminated; and

(ii)   there shall not be in force any Applicable Law (other than Antitrust Laws or Investment Screening Laws) or an injunction or order of any court of competent jurisdiction in any jurisdiction in which Seller, Buyer or any of their respective Affiliates have material operations or assets enjoining, prohibiting or rendering illegal the consummation of the Closing.

(b)   The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):

(i)   (A) The representations and warranties of Seller contained in Sections 3.01 (but solely in the first sentence thereof), 3.03, 3.06 and 3.25, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, (B)the representations and warranties of Seller contained in Sections 3.02 (but solely in the second sentence thereof) and 3.08 shall be true and correct in all but de minimis respects as of the Closing Date, as if made at and as of such date, (C) the representation and warranty of Seller contained in the first sentence of Section 3.09 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such date, and (D) the other representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)   the covenants of Seller to be performed prior to the Closing shall have been performed in all material respects;

(iii)   the Pre-Closing Restructuring shall have been consummated in accordance with the terms and conditions of this Agreement; and

(iv)   Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing clauses (i), (ii) and (iii).

(c)   The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(i)   (A) the representations and warranties of Buyer contained in Sections 4.01, 4.02, 4.07 and 4.08, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (B) the other representations and warranties of Buyer contained in this Agreement shall, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(ii)   the covenants of Buyer to be performed prior to the Closing shall have been performed in all material respects;

(iii)   Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (i) and (ii); and

(iv)   Seller shall have received the Amended and Restated Limited Partnership Agreement, duly endorsed or executed, as applicable, by the parties thereto other than Seller, and, concurrently with the Closing, evidence of the issuance of the Class C Partnership Interests in the form of an exhibit to the Amended and Restated Limited Partnership Agreement listing Seller as a partner and holder of such Class C Partnership Interests.

Article 9
Termination

Section 9.01.   Termination.

(a)   This Agreement may be terminated at any time prior to the Closing:

(i)   by mutual written agreement of Seller and Buyer;

(ii)   by either Seller or Buyer if Closing has not occurred before April 26, 2023 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of or results in the failure of the Closing to have occurred by such time;

(iii)   by either Seller or Buyer if the Closing would violate any non-appealable, final injunction or order of any court of competent jurisdiction in any jurisdiction in which Seller, Buyer or any of their respective Affiliates have material operations or assets;

(iv)   by Buyer if there is a breach on the part of Seller of any representation or warranty, or a failure on the part of Seller to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(b)(i) or (ii) not to be satisfied, and (A) such condition is incapable of being satisfied by the End Date, (B) such breach or failure has not been cured by Seller by the earlier of (x) the End Date and (y) thirty (30) days following written notice to Seller from Buyer of such breach or failure to perform or (C) such breach or failure to perform is incapable of being cured;

(v)   by Seller if there is a breach on the part of Buyer of any representation or warranty, or a failure on the part of Buyer to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(c)(i) or (ii) not to be satisfied, and (A) such condition is incapable of being satisfied by the End Date, (B) such breach or failure has not been cured by Buyer by the earlier of (x) the End Date and (y) thirty (30) days following written notice to Buyer from Seller of such breach or failure to perform or (C) such breach or failure to perform is incapable of being cured; or

(vi)   by Seller if (A) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, subject to the satisfaction or, if permissible, waiver of such conditions at the actual Closing, but assuming for purposes of this Section 9.01(a)(vi), the satisfaction of such conditions at such time if the Closing were to occur at such time), (B) Seller has given irrevocable written notice to Buyer that all the conditions set forth in Sections 8.01(a) and 8.01(c) have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, subject to the satisfaction or, if permissible, waiver of such conditions at the actual Closing, but assuming for purposes of this Section 9.01(a)(vi), the satisfaction of such conditions at such time if the Closing were to occur at such time) and it is ready, willing and able to consummate the Closing and (C) Buyer has failed to consummate the transactions contemplated by this Agreement within four (4) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.03, and (y) the date Seller delivers the irrevocable written notice contemplated by the immediately preceding clause (B).

(b)   The party desiring to terminate this Agreement pursuant to Section 9.01(a)(ii), 9.01(a)(iii), 9.01(a)(iv), 9.01(a)(v) or 9.01(a)(vi) shall give written notice of such termination to the other party.

Section 9.02.   Effect of Termination. Except as otherwise set forth in Section 9.03, if this Agreement is terminated as permitted by Section 9.01, this Agreement shall become null and void and such termination shall be without liability hereunder of any party (or any equityholder or Representative of such party) to the other party to this Agreement; provided that the Guarantee and the provisions of Section 1.01, Section 1.02, Section 5.07, Section 5.17(f), this Section 9.02, Section 9.03 and Article 11 (other than Section 11.02) shall survive any such termination and remain in full force and effect; provided, further, that if such termination shall result from the Willful Breach by Seller of a covenant set forth in this Agreement prior to such termination, Seller shall be fully liable for any and all damages and Liabilities of any kind, character or description incurred or suffered by Buyer (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and such damages will include the benefit of the bargain lost by Buyer, taking into consideration relevant matters, including opportunity costs and the time value of money) as a result of such Willful Breach.

Section 9.03.   Termination Fee and Related Matters.

(a)   If this Agreement is terminated by Seller pursuant to Section 9.01(a)(v) or Section 9.01(a)(vi) (or by Buyer or Seller pursuant to Section 9.01(a)(ii) at a time when Seller had the right to terminate the Agreement pursuant to Section 9.01(a)(v) or Section 9.01(a)(vi) (in each case, without giving effect to any notice requirement or cure period or right set forth therein)), then Buyer shall, subject to Section 9.03(d), pay to Seller an amount in cash equal to $155,000,000 by wire transfer in immediately available funds (the “Termination Fee”) within two (2) Business Days of such termination, it being understood that in no event shall Buyer be required to pay the Termination Fee more than once. Each of the parties hereto agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (x) the Liabilities and damages that may be incurred or suffered by Seller in circumstances in which the Termination Fee is payable are uncertain and difficult to ascertain, (y) the Termination Fee represents a reasonable estimate of probable Liabilities and damages that would be incurred or suffered by Seller in these circumstances and (z) such amount is not excessive or unreasonably large, given the parties’ intent and dealings with each other, and shall not be argued by any party to be or be construed as a penalty, and each party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(b)   If Buyer is required to pay the Termination Fee pursuant to Section 9.03(a), Seller’s receipt of the Termination Fee in full shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer, Sponsor, any debt or equity financing source or potential debt or equity financing source of Buyer or Sponsor, and any of their respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and the respective successors and assigns of the foregoing Persons (collectively, but excluding Buyer, the “Buyer Related Parties”) for any Losses of any kind (whether in tort, contract or otherwise) suffered or incurred as a result of or under or otherwise relating to or arising out of the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including the termination of this Agreement and any breach of this Agreement by Buyer, and Seller shall not bring or permit any of its Affiliates or their respective Representatives, or any successor or assign of any of the foregoing Persons, to bring any Proceeding against Buyer or any Buyer Related Party seeking any Losses suffered or incurred as a result of or under, or otherwise relating to or arising out of the Transaction Agreements or the transactions contemplated by the Transaction Agreements; provided that the foregoing shall not limit the ability of Seller or the Companies to recover reimbursement for costs and expenses or indemnification under Section 5.17(f) or reimbursement for costs and expenses or interest pursuant to Section 9.03(c), and any such reimbursement, indemnification or interest shall not reduce the amount of the Termination Fee; provided, further, that nothing in this Section 9.03(b) shall restrict Seller from (i) simultaneously pursuing both the payment of the Termination Fee pursuant to Section 9.03(a) and a grant of specific performance under Section 11.13 or (ii) being entitled to obtain such grant of specific performance under Section 11.13 (it being understood that in no event shall Seller be permitted or entitled to receive both (x) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (y) the Termination Fee), in each case, (A) hereunder as and to the extent permitted by Section 11.13, (B) against Sponsor under the Guarantee or (C) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein.

(c)   Buyer acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay any amount due pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Seller in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid amount, costs and expenses, at a rate per annum equal to 12% from the date such amount, cost or expense was required to be paid to (but excluding) the payment date.

(d)   Buyer and Seller intend, and shall each use its respective commercially reasonable efforts to ensure that, the Termination Fee, if paid pursuant hereto, being compensatory in nature, shall not be treated for VAT purposes as consideration for a taxable supply. If, however, the Termination Fee is treated by any Taxing Authority, in whole or in part, as consideration for a taxable supply and a Taxing Authority determines that VAT is due with respect thereto: (i) in the case where VAT is due from Seller (or the representative member of Seller’s VAT group), then, to the extent that such VAT is recoverable by Buyer (or the representative member of Buyer's VAT group) by way of repayment or credit as input tax, the amount of the Termination Fee shall be increased to such amount so that the amount of the relevant fee (including any amount in respect of VAT) less such recoverable VAT, equals the amount of the Termination Fee had no such VAT arisen (and, for the avoidance of doubt, if and to the extent that such VAT is irrecoverable by Buyer, or the representative member of Buyer's VAT group, then no additional amount shall, to that extent, be paid in respect of such VAT and the sum shall, to that extent, be VAT inclusive); and (ii) in the case where VAT is due from Buyer (or the representative member of Buyer’s VAT group) under the reverse charge mechanism or under any similar mechanism outside the European Union or the United Kingdom, then, to the extent that any VAT chargeable on supply is not recoverable by Buyer (or the representative member of Buyer’s VAT group) by way of repayment or credit as input tax, the amount of the Termination Fee shall be reduced to such amount so that the aggregate of the Termination Fee (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the relevant fee had no such irrecoverable reverse charge VAT arisen. The VAT treatment set forth in this Section 9.03(d) shall apply notwithstanding any other provision of this Agreement. Such adjustment payments as may be required to be made by the parties to give effect to this Section 9.03(d) shall be made within three Business Days of the date on which the determination by the Taxing Authority has been communicated to the party required to make the adjustment payment (together with such evidence of it as it is reasonable under the circumstances to provide and, if applicable, together with the provision of a valid VAT invoice) or, if later, five Business Days after the date on which the VAT is recovered or before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time).

(e)   Notwithstanding anything herein to the contrary or in any other Transaction Agreement, the parties further acknowledge and agree that, prior to the Closing, the aggregate Liability of Buyer and the Buyer Related Parties under, or related to, this Agreement whether or not this Agreement is terminated, and regardless of the reason for any such termination, shall not exceed an amount equal to (i) $155,000,000, plus (ii) the payment of any amounts due pursuant to Section 5.17(f)), plus (iii) the amount of any required reimbursement for costs and expenses or interest pursuant to Section 9.03(c).

Article 10
Indemnification

Section 10.01.  Indemnification.

(a)   From and after the Closing, Seller hereby agrees to pay to Buyer an amount equal to, and indemnify and hold harmless, without duplication, Buyer, its Affiliates (including the Companies) and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses (other than Taxes of any Company for any Pre-Closing Period and any other Losses related thereto) incurred or suffered by any Buyer Indemnified Person arising out of any Retained Liabilities.

(b)   From and after the Closing, Buyer hereby agrees to pay to Seller an amount equal to, and indemnify and hold harmless, without duplication Seller, its Subsidiaries and their respective successors and permitted assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Losses incurred or suffered by any Seller Indemnified Person arising out of any Business Liabilities.

Section 10.02.  Third Party Claim Procedures.

(a)   The Person seeking indemnification under Section 10.01 (the “Indemnified Party”) shall give prompt notice in writing to the party against which indemnification is so sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 10.01. Such notice shall set forth in reasonable detail such Third-Party Claim, the damages claimed and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party. The Indemnified Party shall deliver to the Indemnifying Party promptly copies of all material notices and documents (including material court papers) received by the Indemnified Party relating to the Third-Party Claim and include any such notices and documents with the notice of the Third-Party Claim provided to the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 10.02(b) shall be entitled to control (the exercise of which right to control shall conclusively establish thereby the Indemnifying Party’s obligation to indemnify the relevant Indemnified Parties in respect of such Third-Party Claim, subject to the limitations in this Article 10) and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party shall, within thirty (30) days after delivery of a notice by the Indemnified Party of such Third-Party Claim, give written notice to the Indemnified Party that it is assuming and controlling the defense of such Third-Party Claim. The Indemnifying Party shall not be entitled to assume or maintain the control of the defense of any Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (subject to the limitations in this Article 10), if (i) the Third-Party Claim relates to or arises in connection with any Tax Action or criminal Proceedings, action, indictment, allegation or investigation, (ii) the Third-Party Claim seeks as a material remedy an injunction or equitable relief against any Indemnified Party or any of its Affiliates, (iii) the Indemnifying Party is also a party to such Third-Party Claim, and in the opinion of the Indemnified Party’s outside counsel, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party), (iv) the Third-Party Claim seeks a finding or admission of a violation of law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or any judgment of a Governmental Authority against the Indemnifying Party, or (v) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim. If such equitable relief or other relief portion of the Third-Party Claim can reasonably be separated from the portion solely relating to monetary damages, the Indemnifying Party shall be entitled to assume and control the defense of the portion relating solely to monetary damages. If the Indemnifying Party shall so assume the control of the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consents shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement, compromise or discharge of such Third-Party Claim if (A) the settlement, compromise or discharge does not expressly and unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third-Party Claim, (B) the settlement, compromise or discharge imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (C) the settlement, compromise or discharge includes a finding, or the admission, of any wrongdoing or liability by the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party is not expressly obligated to, or does not promptly, pay all amounts in such settlement, compromise or discharge.

(c)   If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (ii) there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. In case the Indemnified Party chooses to participate in the defense of a Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim.

(d)   Each party shall reasonably cooperate, and cause its respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its commercially reasonable efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other party.

Section 10.03.  Direct Claim Procedures. If an Indemnified Party has a claim for indemnification under Section 10.01 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.11.

Section 10.04.  Limitation of Liability.

(a)   No Indemnifying Party will be liable for Losses under this Article 10 or Section 7.07(a) that are special, indirect, incidental, exemplary, consequential, punitive or other similar damages, or damages for loss profit or diminution in value, except where the damages are claimed by or awarded to a third party in a Third-Party Claim. The amount of any Losses shall be net of (i) any recovery or benefit (including insurance and indemnification) paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any actual reduction in cash Taxes payable by the Indemnified Party arising from the incurrence or payment of any such Losses (determined on a with and without basis) in the tax year the Loss is incurred or the indemnity payment is made, and any prior year.

(b)   An Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(c)   Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is (i) taken into account in the calculation of Cash, Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined pursuant to Section 2.06 or (ii) a possible or potential Loss that an Indemnified Party believes may be incurred rather than an actual Loss that has, in fact, been incurred by an Indemnified Party (provided that this clause (ii) shall not limit the ability of any Indemnified Party to submit a notice of a claim in accordance with this Article 10).

(d)   Each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate any Loss indemnifiable under this Article 10, in accordance with Applicable Law, upon and after becoming aware of any event that would reasonably be expected to give rise to any such Loss.

Section 10.05.  Sole Monetary Remedy. From and after the Closing, each party acknowledges and agrees that, other than in the case of Fraud, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Losses based on, arising out of or otherwise in respect of any matter addressed in this Article 10, except for remedies involving specific performance or other equitable relief pursuant to Section 11.13.

Section 10.06.  Tax Treatment. The parties agree to treat any payment made pursuant to Section 2.06, Section 7.07(a) or this Article 10, or for breach of this Agreement, as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Applicable Law.

Article 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be delivered as follows:

if to Buyer to:

c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 32nd Floor
New York, NY 10019
Attention: Aneal Krishnan
Email: akrishnan@veritascapital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193

Attention: John M. Pollack; Christopher R. Harding
Email: JPollack@gibsondunn.com; CRHarding@gibsondunn.com

if to Seller to:

Verisk Analytics, Inc.
545 Washington Boulevard
Jersey City, NJ 07310
Attention: Kathy Card Beckles; Thomas Wong
E-mail: Kathlyn.CardBeckles@verisk.com; Thomas.Wong@verisk.com with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marc O. Williams
E-mail: marc.williams@davispolk.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed delivered and received on the date of receipt by the recipient thereof if received during normal business hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Seller Disclosure Schedule. The parties acknowledge and agree that (a) matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (b) the inclusion of any items or information in the Seller Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (c) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (d) if any section of the Seller Disclosure Schedule pertaining to representations and warranties lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Seller Disclosure Schedule pertaining to representations and warranties or the statements contained in any Section of Article 3 reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Seller Disclosure Schedule, (e) except as provided in clause (d) above, headings have been inserted in the Seller Disclosure Schedule for convenience of reference only, and (f) the Seller Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.

Section 11.03.  Successors and Assigns(a).

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may novate, assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Buyer may (i) transfer or assign, in whole or from time to time in part, to one or more of its Affiliates its rights under this Agreement, (ii) assign or transfer in a sale of all or substantially all of the Business its rights under this Agreement and (iii) assign any of its rights or obligations hereunder for collateral security purposes to any Person providing financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided that, notwithstanding any such assignment pursuant to any of the foregoing clauses (i), (ii) or (iii), Buyer shall remain responsible for all obligations of and applicable to Buyer hereunder.

(b)   Effective on the date hereof after the execution hereof, and without further action by any Person, Buyer hereby assigns its right to acquire the shares of capital stock of Wood Mackenzie, Inc. (or, upon the completion of the transaction contemplated by clause (ii) of the definition of Pre-Closing Restructuring, the newly formed Delaware limited liability company described therein that directly holds only all the issued and outstanding shares of capital stock of Wood Mackenzie, Inc.) to Planet US Buyer LLC, an Affiliate of Buyer, and (solely in an amount equal to the value of the Class C Partnership Interests) Topco, in each case, in accordance with this Section 11.03; provided that, for the avoidance of doubt, notwithstanding such assignment, Buyer shall (and hereby agrees to) remain responsible for all obligations of and applicable to Buyer hereunder.

Section 11.04.  Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes attached hereto), the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.05.  Amendment and Waiver.

(a)   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)   The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)   Notwithstanding the foregoing, none of this Section 11.05 or Sections 11.08, 11.11(b), 11.12(b), 11.13, 11.14 or 11.16 (collectively, the “DFS Provisions”) may be amended or waived in any manner that is materially adverse to any Debt Financing Source without the consent of such affected Debt Financing Source.

Section 11.06.  Costs. Except as otherwise expressly provided herein, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement (including the negotiation, preparation and performance of and compliance with the terms of this Agreement) shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 11.07.  Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use their respective commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.08.  Third Party Rights. Except as otherwise set forth in Section 5.10, Section 5.14, Section 11.09 and Section 11.15, no provision of this Agreement is intended or shall be construed to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, each Debt Financing Source shall be an express third-party beneficiary with respect to the DFS Provisions to the extent relating to the rights or obligation of such Debt Financing Source.

Section 11.09.  Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)   Buyer waives and will not assert, and agrees to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, or any shareholder, officer, employee or director of any Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Agreement or transactions contemplated hereby or thereby, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, any Company and any Designated Person, by Davis Polk & Wardwell LLP or any other legal counsel currently representing any Company in connection with this Agreement or any other agreements or transactions contemplated thereby (whether or not such legal counsel also represented Seller) (such counsel, the “Designated Counsel” and such representation, the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer or its Affiliates or any Company.

(b)   It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between any Designated Counsel (the “Attorney-Client Privilege”) shall be retained (or assigned to Seller to the extent necessary) and controlled solely by Seller (and not any such Company); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby. Accordingly, the Companies shall not have access to any such communications, or to the files of any Designated Counsel in connection with the Current Representation, from and after the Closing. The Attorney-Client Privilege shall survive the Closing and shall remain in effect. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that the Attorney-Client Privilege survives Closing and remains in effect and be assigned to (to the extent necessary) and controlled by Seller. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the Attorney-Client Privilege with respect to the Current Representation, and the Companies shall not be holders thereof, (ii) to the extent that files of any Designated Counsel constitute property of a client, only Seller and its Affiliates shall hold such property rights and (iii) with respect to any privileged attorney-client communications (the “Privileged Communications”) between any Designated Counsel prior to the Closing Date, Buyer and the Companies, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. For the avoidance of doubt, the Companies are not waiving any Attorney-Client Privilege (including relating to the negotiation, documentation and consummation of this Agreement, the Transaction Agreements and the transaction contemplated hereby and thereby) in connection with any third party litigation.

(c)   Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Companies), that solely in the event of a dispute between Seller or an Affiliate of Seller, on the one hand, and any Company, on the other hand, arising out of or relating to this Agreement or the Transaction Agreements or the transactions contemplated hereby and thereby in which any Designated Counsel jointly represented both (i) Seller and (ii) any Company, if applicable, neither the Attorney-Client Privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by such Designated Counsel to Seller or an Affiliate of Seller of any information or documents developed or shared during the course of any such joint representation.

(d)   In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, any Company) attorney-client communications involving any Designated Counsel, then Buyer shall notify Seller of such application sufficiently in advance of any hearing on the application to permit Seller to participate in any such proceedings.

Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by e-mail attachment shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.11.  Jurisdiction.

(a)   The parties hereto agree that, except as set forth in Section 2.06, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)   Notwithstanding Section 11.11(a), the parties hereto (i) agree that any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to this Agreement or the Debt Financing shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court, (ii) agree not to bring or support or permit any of its controlled Affiliates to bring or support any legal proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source in any way arising out of or relating to, this Agreement or the Debt Financing in any forum other than any federal or state court in the Borough of Manhattan, New York, New York and (iii) irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of any such legal proceeding in any such court.

Section 11.12.  Governing Law.

(a)   This Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)   Notwithstanding Section 11.12(a), the parties hereto agree that any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to this Agreement or the Debt Financing shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction).

Section 11.13.  Specific Performance.

(a)   The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 11.13(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement by any other party, without proof of actual damages or otherwise, in the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)   Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Seller shall only be entitled to specific performance to fully enforce the terms of the Equity Commitment Letter against Sponsor and to cause the Equity Financing to be funded and to cause Buyer to effect the Closing in accordance with Section 2.03 and pay any amounts that may become due hereunder if (i) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied or waived by Buyer (other than those conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the time when the Closing would have been required to occur pursuant to Section 2.03, (ii) the Debt Financing has been funded in accordance with the terms thereof or, assuming the Equity Financing is funded, the Debt Financing will be funded in accordance with the terms thereof at the Closing, (iii) Seller has given irrevocable written notice to Buyer that (x) all the conditions set forth in Sections 8.01(a) and 8.01(c) have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the actual Closing, but assuming for purposes of this Section 9.01(a)(vi), the satisfaction of such conditions at such time if the Closing were to occur at such time) and (y) it is ready, willing and able to consummate the Closing and (iv) Buyer has failed to consummate the transactions contemplated by this Agreement within four (4) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.03, and (y) the date Seller delivers the irrevocable written notice contemplated by the immediately preceding clause (iii).

(c)   Buyer acknowledges and agrees that Seller may pursue both a grant of specific performance under this Section 11.13 and the payment of the Termination Fee; provided that in no event shall Seller be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Termination Fee.

Section 11.14.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO, ON ITS BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES AND EACH OF ITS AND THEIR RESPECTIVE CURRENT AND FORMER AGENTS, SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN ANY LEGAL PROCEEDING involving ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATED TO THE DEBT COMMITMENT LETTER. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.14.

Section 11.15.  Non-Recourse. Each party hereto acknowledges and agrees that except as otherwise expressly provided herein, this Agreement may be enforced only against, and any claims or causes of action for breach of this Agreement may be made only against, the entities that are expressly identified as parties to this Agreement and (without limitation to the rights of any party to any Transaction Agreement to bring any claims against any other party to such Transaction Agreement) no Related Party of a party to this Agreement shall have any liability for any obligations or liabilities of any party to this Agreement for any claim (whether in contract or tort, at law or in equity) for breach of this Agreement or in respect of any oral or other representations made or alleged to be made in connection herewith; provided that the other Transaction Agreements shall be enforceable against the parties thereto in accordance with the terms thereof. The terms and provisions of this Section 11.15 are intended to be enforceable by any Related Party of any party to this Agreement, each of whom is an intended and express third-party beneficiary of this Section 11.15.

Section 11.16.  Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but without affecting the terms of any agreement in respect of any Financing, Seller and each of the Companies, on behalf of itself and each of their respective controlled Affiliates (but not, for the avoidance of doubt, Buyer) hereby: (a) agrees that none of the Debt Financing Sources will have any liability to Seller, any Company or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (b) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (c) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any suit, action or proceeding against any Debt Financing Source under this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or the transactions contemplated hereby or thereby; and (d) agrees that the provisions of this Section 11.16 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

PLANET JERSEY BUYER LTD

By:	/s/ Ramzi S. Musallam
	Name:	Ramzi S. Musallam
	Title:	Authorized Agent

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

VERISK ANALYTICS, INC.

By:	/s/ Lee M. Shavel
	Name:	Lee M. Shavel
	Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]